Exhibit 4.15

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(IN CANADIAN DOLLARS)

CANOPY GROWTH CORPORATION

TABLE OF CONTENTS

Condensed interim consolidated statements of financial position	1

Condensed interim consolidated statements of operations	2

Condensed interim consolidated statements of comprehensive income and loss	3

Condensed interim consolidated statements of changes in shareholders’ equity	4-5

Condensed interim consolidated statements of cash flows	6

Notes to the consolidated financial statements	7-42

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

UNAUDITED

		December 31,	March 31,
(Expressed in CDN $000’s)	Notes	2018	2018
Assets
Current assets
Cash and cash equivalents	23	$4,115,870	$322,560
Marketable securities	5	799,418	—
Amounts receivable	6	95,476	21,425
Biological assets	7	31,013	16,348
Inventory	8	184,961	101,607
Prepaid expenses and other assets	9(a)	50,439	19,837

		5,277,177	481,777
Property, plant and equipment	10	960,158	303,682
Other long-term assets	9(b)	32,919	8,340
Investments in associates and joint ventures	15	103,773	63,106
Other financial assets	16	281,928	163,463
Intangible assets	12	168,536	101,526
Goodwill	12	1,815,624	314,923

		$8,640,115	$1,436,817

Liabilities
Current liabilities
Accounts payable and accrued liabilities	17	$215,612	$89,571
Deferred revenue		263	900
Current portion of long-term debt	18(a)	18,447	1,557
Other current liabilities	18(b)	61,357	—

		295,679	92,028
Long-term debt	18(a)	773,049	6,865
Deferred tax liability		25,703	33,536
Other long-term liabilities	18(b)	122,006	61,150

		1,216,437	193,579

Commitments and contingencies	22

Shareholders’ equity
Share capital	19	5,947,715	1,076,838
Other reserves	19	1,645,441	127,418
Accumulated other comprehensive income		76,584	46,166
Deficit		(441,480)	(91,649)

Equity attributable to Canopy Growth Corporation		7,228,260	1,158,773

Non-controlling interests	14	195,418	84,465

Total equity		7,423,678	1,243,238

		$8,640,115	$1,436,817

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

UNAUDITED

		Three months ended		Nine months ended
		December 31,	December 31,	December 31,	December 31
(Expressed in CDN $000’s except share amounts)	Notes	2018	2017	2018	2017
			(As Restated -		(As Restated -
			see note 3)		see note 3)
Revenue	3(b),4	$97,703	$21,700	$146,946	$55,142
Excise taxes		14,655	—	14,655	—

Net revenue		83,048	21,700	132,291	55,142

Inventory production costs expensed to cost of sales		64,758	9,811	96,349	25,073

Gross margin before the undernoted		18,290	11,889	35,942	30,069

Fair value changes in biological assets included in inventory sold and other charges	8	28,105	24,204	105,989	47,836
Unrealized gain on changes in fair value of biological assets	7	(22,267)	(28,845)	(90,500)	(79,221)

Gross margin		12,452	16,530	20,453	61,454

Sales and marketing		44,895	9,409	101,208	23,452
Research and development		5,264	287	7,964	914
General and administration		46,088	11,050	102,777	26,936
Acquisition-related costs		4,520	790	9,606	2,491
Share-based compensation expense	19(b)	40,062	8,965	108,159	17,708
Share-based compensation expense related to acquisition milestones	19(c)	23,849	8,914	81,674	11,228
Depreciation and amortization		5,015	3,147	11,640	9,974

Operating expenses		169,693	42,562	423,028	92,703

Loss from operations		(157,241)	(26,032)	(402,575)	(31,249)

Share of loss on equity investments	15	(2,089)	—	(9,021)	(170)
Other income	20	235,231	44,641	63,466	41,281

Other income		233,142	44,641	54,445	41,111

Income (loss) before income taxes		75,901	18,609	(348,130)	9,862

Income tax (expense) recovery		(1,041)	(7,595)	1,398	(9,635)

Net income (loss)		$74,860	$11,014	$(346,732)	$227

Net income (loss) attributable to:
Canopy Growth Corporation		$67,582	$1,583	$(349,831)	$(8,809)
Non-controlling interests		7,278	9,431	3,099	9,036

		$74,860	$11,014	$(346,732)	$227

Earnings (loss) per share, basic
Net income (loss) per share, basic:	21	$0.22	$0.01	$(1.45)	$(0.05)
Weighted average number of outstanding common shares, basic:		303,281,549	182,029,481	241,806,351	171,075,324
Earnings (loss) per share, diluted
Net income (loss) per share, diluted:	21	$(0.38)	$0.01	$(1.45)	$(0.05)
Weighted average number of outstanding common shares, diluted:		315,974,639	194,739,044	242,044,821	171,075,324

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

UNAUDITED

			Three months ended		Nine months ended
			December 31,	December 31,	December 31,	December 31,
(Expressed in CDN $000’s)	Notes		2018	2017	2018	2017
Net income (loss)			$74,860	$11,014	$(346,732)	$227

Fair value changes on equity instruments at FVOCI	16		(38,473)	9,130	(30,743)	651
Fair value changes of own credit risk of financial liabilities designated at FVTPL	18(a	)	12,510	—	(62,520)	—
Exchange differences on translating foreign operations			114,153	168	109,447	533
Income tax recovery (expense)			4,316	(1,210)	3,367	(86)

			92,506	8,088	19,551	1,098
Comprehensive income (loss)			$167,366	$19,102	$(327,181)	$1,325

Comprehensive income (loss) attributable to:
Canopy Growth Corporation			$178,908	$9,671	$(319,413)	$(7,711)
Non-controlling interests			(11,542)	9,431	(7,768)	9,036

			$167,366	$19,102	$(327,181)	$1,325

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED DECEMBER 31 2017

UNAUDITED

			Other reserves			Accumulated other comprehensive income
(Expressed in CDN $000’s except share amounts)	Number of shares	Share capital	Share- based reserve	Warrants	Ownership changes	Exchange differences	Fair value changes, net of tax	Deficit	Non- controlling interests	Shareholders’ equity
Balance at March 31, 2017	162,187,262	$621,541	$23,415	$—	$—	$198	$15,900	$(21,296)	$(32)	$639,726
Equity financings and private placements	21,982,491	198,667	—	70,265	—	—	—	—	—	268,932
Issuance of shares from acquisitions	3,548,408	29,413	689	1,303	—	—	—	—	—	31,405
Exercise of warrants	183,816	681	—	—	—	—	—	—	—	681
Exercise of ESOP stock options	2,879,160	12,801	(5,191)	—	—	—	—	—	—	7,610
Other share issuances	177,243	1,647	(644)	—	—	—	—	—	—	1,003
Other share issue costs	—	(197)	—	—	—	—	—	—	—	(197)
Tax benefit associated with share issue costs	—	1,997	—	—	—	—	—	—	—	1,997
Share-based compensation	—	—	27,876	—	—	—	—	—	—	27,876
NCI arising from Canopy Rivers financing - net of share issue costs of $1,425	—	—	—	—	120	—	—	—	35,135	35,255
NCI arising from Canopy Rivers	—	—	—	—	—	—	—	—	(143)	(143)
Additional non-controlling interest relating to share-based payment	—	—	—	—	—	—	—	—	2,374	2,374
NCI arising from acquisitions and ownership changes	—	—	—	—	—	—	—	—	2,014	2,014
Net income	—	—	—	—	—	—	—	(8,809)	9,036	227
Other comprehensive income	—	—	—	—	—	533	565	—	—	1,098

Balance at December 31, 2017	190,958,380	$866,550	$46,145	$71,568	$120	$731	$16,465	$(30,105)	$48,384	$1,019,858

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED DECEMBER 31, 2018

UNAUDITED

				Other reserves			Accumulated other comprehensive income
(Expressed in CDN $000’s except share amounts)	Note	Number of shares	Share capital	Share- based reserve	Warrants	Ownership changes	Exchange differences	Fair value changes, net of tax	Deficit	Non- controlling interests	Shareholders’ equity
Balance at March 31, 2018		199,320,981	$1,076,838	$57,982	$70,455	$(1,019)	$608	$45,558	$(91,649)	$84,465	$1,243,238
Constellation investment - net of share issue costs $12,100	19(a)(i)	104,500,000	3,558,640	—	1,501,760	—	—	—	—	—	5,060,400
Issuance of shares from acquisitions	19(a)(ii)	18,293,872	947,470	30,574	—	—	—	—	—	—	978,044
Exercise of warrants	19(a)(iv)	454,378	31,493	—	(12,809)	—	—	—	—	—	18,684
Exercise of ESOP stock options	19(b)	4,278,671	63,012	(34,282)	—	—	—	—	—	—	28,730
Issuance of shares on vesting of restricted share units	19(b)	52,871	2,191	(2,191)	—	—	—	—	—	—	—
Acquisition of BC Tweed NCI - net of share issue costs $250	11(b)	5,091,523	201,883	265,253	—	(422,786)	—	—	—	—	44,350
Acquisition of other NCI		60,844	3,730	—	—	(3,730)	—	—	—	—	—
Other share issuances	19(a)(iii)	2,599,288	63,422	(45,555)	—	—	—	—	—	—	17,867
Other share issue costs		—	(964)	—	—	—	—	—	—	—	(964)
Share-based compensation	19(b)	—	—	178,941	—	—	—	—	—	—	178,941
Issuance of restricted share units		—	—	2,247	—	—	—	—	—	—	2,247
Replacement options for Hiku and CHI		—	—	21,737	—	—	—	—	—	—	21,737
Replacement warrants for Hiku		—	—	—	30,611	—	—	—	—	—	30,611
Equity component of Hiku convertible debt		—	—	949	—	—	—	—	—	—	949
Ownership change arising from Spectrum Cannabis Chile purchase of NCI	14	—	—	—	—	(1,327)	—	—	—	331	(996)
NCI arising from Canopy Rivers financing - net of share issue costs $3,371	13, 14	—	—	—	—	9,138	—	—	—	77,916	87,054
Rivers warrants reclassed from Liability to Equity	15(i)	—	—	—	—	—	—	—	—	28,512	28,512
Additional non-controlling interest related to share based payments	14	—	—	—	—	(5)	—	—	—	10,934	10,929
Ownership change arising from changes in non-controlling interest	14	—	—	—	—	(502)	—	—	—	1,028	526
Net income (loss)		—	—	—	—	—	—	—	(349,831)	3,099	(346,732)
Other comprehensive income (loss)		—	—	—	—	—	109,447	(79,029)	—	(10,867)	19,551

Balance at December 31, 2018		334,652,428	$5,947,715	$475,655	$1,590,017	$(420,231)	$110,055	$(33,471)	$(441,480)	$195,418	$7,423,678

CANOPY GROWTH CORPORATION

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

UNAUDITED

		December 31,	December 31
(Expressed in CDN $000’s)	Notes	2018	2017
			(Restated - see note 3)
Net inflow (outflow) of cash related to the following activities:

Operating
Net income (loss)		$(346,732)	$227
Adjustments for:
Depreciation of property, plant and equipment		15,703	6,360
Amortization of intangible assets		7,869	9,175
Share of loss on equity investments		9,021	170
Fair value changes in biological assets included in inventory sold and other charges		105,989	47,836
Unrealized gain on changes in fair value of biological assets		(90,500)	(79,221)
Share-based compensation	19	194,686	30,249
Loss on disposal of property, plant and equipment and intangible assets		1,443	553
Other assets	9	(16,908)	(1,932)
Other income and expense	20	(45,919)	(40,972)
Income tax (recovery) expense		(1,398)	9,635
Non-cash interest and FX impact on assets		1,394	—
Changes in non-cash operating working capital items	23	(129,547)	(26,675)

Net cash used in operating activities		(294,899)	(44,595)

Investing
Purchases and deposits of property, plant and equipment and assets in process		(495,236)	(86,107)
Purchases of intangible assets and intangibles in process		(40,140)	(1,033)
Proceeds on disposals of property and equipment		—	75
Purchases of marketable securities		(802,247)	(118)
Proceeds on assets classified as held for sale		—	7,000
Investments in associates		(27,201)	(18,824)
Investments in other financial assets		(74,071)	(27,732)
Net cash outflow on acquisition of BC Tweed NCI	11(b)	(1,000)	—
Net cash outflow on acquisition of Spectrum Chile NCI		(996)	—
Net cash inflow (outflow) on acquisition of subsidiaries	11(a)	(344,472)	(3,600)

Net cash used in investing activities		(1,785,363)	(130,339)

Financing
Payment of share issue costs		(18,617)	(1,345)
Proceeds from issuance of common shares and warrants		5,072,500	269,990
Proceeds from issuance of shares by Canopy Rivers		91,218	35,113
Proceeds from exercise of stock options		28,730	7,544
Proceeds from exercise of warrants		18,684	681
Issuance of long-term debt	18(a)	600,000	—
Payment of long-term debt issue costs		(16,380)	—
Repayment of finance lease obligations		(2,728)	—
Repayment of long-term debt		(3,499)	(1,141)

Net cash provided by financing activities		5,769,908	310,842

Effect of exchange rate changes on cash and cash equivalents		103,664	—

Net cash inflow		3,793,310	135,908
Cash and cash equivalents, beginning of period		322,560	101,800

Cash and cash equivalents, end of period		$4,115,870	$237,708

Refer to Note 23 for supplementary cash flow information

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

1.	DESCRIPTION OF BUSINESS

Canopy Growth Corporation (“Canopy Growth”) is a publicly traded corporation, incorporated in Canada, with its head office located at 1 Hershey Drive, Smiths Falls, Ontario with its common shares listed on the TSX, under the trading symbol “WEED” and as of May 24, 2018 on the NYSE, under the trading symbol “CGC”.

The condensed interim consolidated financial statements (“interim financial statements”) as at and for the three and nine months ended December 31, 2018, and 2017, include Canopy Growth and its subsidiaries (together referred to as “the Company”) and the Company’s interest in other entities.

The principal activities of the Company are the production, distribution and sale of cannabis as regulated by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) in Canada, up to and including October 16, 2018. On October 17, 2018, the ACMPR was superseded by The Cannabis Act which regulates the production, distribution, and possession of cannabis for both medical and adult recreational access in Canada. The Company is also expanding to jurisdictions outside of Canada where federally lawful and regulated including subsidiaries which operate in Europe, Latin America and the Caribbean. Through its partially owned subsidiary Canopy Rivers Corporation (“Canopy Rivers”), the Company also provides growth capital and a strategic support platform that pursues investment opportunities in the global cannabis sector, where federally lawful.

2.	BASIS OF PRESENTATION

Statement of compliance

The interim financial statements have been prepared in compliance with International Accounting Standard 34 - Interim Financial Reporting, except as described in Note 3 to the interim financial statements, the Company followed the same accounting policies and methods of application as those disclosed in the annual audited consolidated financial statements for the year ended March 31, 2018. The interim financial statements should be read in conjunction with the annual financial statements of the Company for the year ended March 31, 2018, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

These interim financial statements were approved by the Board of Directors and authorized for issue by the Board of Directors on February 14, 2019.

Basis of measurement

These interim financial statements have been prepared in Canadian dollars on a historical cost basis except for biological assets and certain financial assets and liabilities which are measured at fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether the price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Fair value measurements are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 - valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 - valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist.

Further information on fair value measurements is available in Notes 7 and 24.

Classification of expenses

The expenses within the condensed interim consolidated statements of operations (“statements of operations”) and comprehensive loss (“statements of comprehensive loss”) are presented by function.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

3.	CHANGES IN ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS AND INTERPRETATIONS

(a) Change in accounting policies

Effective April 1, 2018, the Company has changed its accounting policy with respect to production and fulfillment related depreciation. Prior to this change the Company expensed all depreciation and amortization costs as operating expenses. The Company now capitalizes production related depreciation and amortization to biological assets and inventory and expenses this depreciation to costs of goods sold as inventory is sold. In addition, depreciation and amortization associated with shipping and fulfillment will be recorded to cost of goods sold as incurred. Previously this depreciation and amortization was grouped with other depreciation and amortization on the statements of operations. The Company believes that the revised policy and presentation provides more relevant financial information to users of the financial statements.

The Company’s amended policy is as follows:

Biological assets

The Company’s biological assets consist of cannabis plants. The Company capitalizes all the direct and indirect costs as incurred related to the biological transformation of the biological assets between the point of initial recognition and the point of harvest including labour related costs, grow consumables, materials, utilities, facilities costs, quality and testing costs, and production related depreciation. The Company then measures the biological assets at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost of finished goods inventories after harvest. Cost to sell includes post-harvest production, shipping and fulfillment costs. The net unrealized gains or losses arising from changes in fair value less cost to sell during the period are included in the results of operations of the related period. Seeds are measured at fair value.

Inventories

Inventories of harvested work-in-process and finished goods are valued at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value less cost to sell up to the point of harvest, which becomes the initial deemed cost. All subsequent direct and indirect post-harvest costs are capitalized to inventory as incurred, including labour related costs, consumables, materials, packaging supplies, utilities, facilities costs, quality and testing costs, and production related depreciation. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Inventories for resale and supplies and consumables are valued at the lower of costs and net realizable value, with cost determined using the weighted average cost basis.

The line item “Inventory production costs expensed to cost of sales” in the statements of operations is comprised of the cost of inventories expensed in the period and the direct and indirect costs of shipping and fulfillment including labour related costs, materials, shipping costs, customs and duties, royalties, utilities, facilities costs, and shipping and fulfillment related depreciation.

The change in accounting policy has been applied retrospectively. The Company has restated the comparative figures in the statements of operations and the condensed interim consolidated statements of cash flows (“statements of cash flows”). The following tables summarize the effects of the change described above.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

Line item on the statements of operations:

For the three months ended December 31, 2017	As previously reported	Adjustment	As restated
Revenue	21,700	—	21,700
Inventory production costs expensed to cost of sales	9,166	645	9,811

Gross margin before the undernoted	12,534	(645)	11,889
Fair value changes in biological assets included in inventory sold and other inventory charges	23,692	512	24,204
Unrealized gain on changes in fair value of biological assets	(29,728)	883	(28,845)

Gross margin	18,570	(2,040)	16,530
Depreciation and Amortization	5,187	(2,040)	3,147

For the nine months ended December 31, 2017	As previously reported	Adjustment	As restated
Revenue	55,142	—	55,142
Inventory production costs expensed to cost of sales	23,501	1,572	25,073

Gross margin before the undernoted	31,641	(1,572)	30,069
Fair value changes in biological assets included in inventory sold and other inventory charges	46,339	1,497	47,836
Unrealized gain on changes in fair value of biological assets	(81,713)	2,492	(79,221)

Gross margin	67,015	(5,561)	61,454
Depreciation and Amortization	15,535	(5,561)	9,974

Line item on statements of cash flows:

For the nine months ended December 31, 2017	As previously reported	Adjustment	As restated
Operating
Fair value changes in biological assets included in inventory sold and other inventory charges	46,339	1,497	47,836
Unrealized gain on changes in fair value of biological assets	(81,713)	2,492	(79,221)
Changes in non-cash operating working capital items	(22,686)	(3,989)	(26,675)

(b) New or amended standards effective April 1, 2018

The Company has adopted the following new or amended IFRS standards for the interim and annual period beginning on April 1, 2018.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued by the IASB in May 2014 and specifies how and when revenue should be recognized based on a five-step model, which is applied to all contracts with customers. On April 12, 2016, the IASB published final clarifications to IFRS 15 with respect to identifying performance obligations, principal versus agent considerations, and licensing.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The Company has applied IFRS 15 retrospectively and determined that there is no change to the comparative periods or transitional adjustments required as a result of the adoption of this standard. The Company’s accounting policy for revenue recognition under IFRS 15 is as follows:

To determine the amount and timing of revenue to be recognized, the Company follows a 5-step process:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognizing revenue when/as performance obligation(s) are satisfied.

Revenue from the sale of cannabis to medical and recreational customers is recognized when the Company transfers control of the good to the customer. In some cases, judgement is required in determining whether the customer is a business or the end consumer. This evaluation was made on the basis of whether the business obtains control of the product before transferring to the end consumer. Control of the product transfers at a point in time either upon shipment to or receipt by the customer, depending on the contractual terms.

The Company recognizes revenue in an amount that reflects the consideration that the Company expects to receive taking into account any variation that may result from rights of return.

IFRS 9 Financial Instruments (“IFRS 9”)

IFRS 9 was issued by the IASB on July 24, 2014 and replaced IAS 39. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Financial liabilities are classified in a similar manner as under IAS 39.

Under IFRS 9, financial assets are initially measured at fair value plus, in the case of a financial asset not at fair value through profit and loss [“FVTPL”], transaction costs. Financial assets are subsequently measured at:

i)	FVTPL;

ii)	amortized cost;

iii)	debt measured at fair value through other comprehensive income [“FVOCI”];

iv)	equity investments designated at FVOCI; or

v)	financial instruments designated at FVTPL.

The classification is based on whether the contractual cash flow characteristics represent “solely payment of principal and interest” [the “SPPI test”] as well as the business model under which the financial assets are managed. Financial assets are required to be reclassified only when the business model under which they are managed has changed. All reclassifications are to be applied prospectively from the reclassification date.

The Company has elected to measure investments in equity instruments of AusCann, JWC, HydRx, Good Leaf, Solo Growth, LiveWell and Headset which are included in Other financial assets on the Condensed Interim Consolidated Statements of Financial Position (“statements of financial position”), at FVOCI on transition or initial recognition as these investments are long-term and strategic in nature, and net changes in fair value are more suited to be presented in other comprehensive income.

Debt investments are recorded at amortized cost for financial assets that are held within a business model with the objective to hold the financial assets in order to collect contractual cash flows that meet the SPPI test.

The assessment of the Company’s business models for managing the financial assets was made as of the date of initial application of April 1, 2018 or on initial recognition. The assessment of whether contractual cash flows on debt instruments meet the SPPI test was made based on the facts and circumstances as at the initial recognition of the financial assets.

Consistent with IAS 39, all financial liabilities held by the Company under IFRS 9, other than convertible debentures, are initially measured at fair value and subsequently measured at amortized cost. The convertible debenture issued by the Company in June 2018 has been designated at FVTPL upon initial recognition as permitted by IFRS 9 as the debenture contains multiple embedded derivatives.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The following table summarizes the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for each class of the Company’s financial assets and financial liabilities:

	IAS 39 Classification	IFRS 9 Classification
Cash and cash equivalents	Loans and receivables	Amortized cost
Marketable securities	Not applicable	FVTPL
Accounts receivables	Loans and receivables	Amortized cost
Interest receivable	Loans and receivables	Amortized cost
Restricted investments	Loans and receivables	Amortized cost
Other financial assets	Available for sale, loans and receivables and FVTPL	FVOCI and FVTPL
Accounts payable and accrued liabilities	Other liabilities	Other liabilities
Long-term debt	Other liabilities	Other liabilities
Convertible debentures	Not applicable	FVTPL
Vert Mirabel put liability	FVTPL	FVTPL
Acquisition consideration related liabilities	FVTPL	FVTPL

The Company’s investments in James E. Wagner Cultivation Ltd (“JWC”) royalty interest, Agripharm Corporation (“Agripharm”) royalty interest and Radicle Medical Marijuana Inc. (“Radicle”) repayable debenture (Note 16) were classified as loans and receivables and measured at amortized cost under IAS 39. Under IFRS 9, these investments are classified and measured at FVTPL as these investments fail the SPPI test. The change in classification of these investments did not impact the carrying amounts of these investments on the transition date.

Impairment

Under IFRS 9, the Company is required to apply an expected credit loss [“ECL”] model to all debt financial assets not held at FVTPL, where credit losses that are expected to transpire in futures years are provided for, irrespective of whether a loss event has occurred or not as at the balance sheet date. For trade receivables, the Company has applied the simplified approach under IFRS 9 and has calculated ECLs based on lifetime expected credit losses taking into considerations historical credit loss experience and financial factors specific to the debtors and general economic conditions. The Company has assessed the impairment of its amounts receivable using the expected credit loss model, and no difference was noted. As a result, no incremental impairment loss has been recognized upon transition and at April 1, 2018.

(c) New and revised IFRS in issue but not yet effective

IFRS 16 Leases (“IFRS 16”)

IFRS 16 was issued by the IASB in January 2016 and specifies the requirements to recognize, measure, present and disclose leases. IFRS 16 is effective for the Company for its annual period ending March 31, 2020 with early adoption permitted. The Company is continuing to assess the impact of this new standard on its financial position and financial performance.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

4.	REVENUE

Revenues are disaggregated as follows:

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Recreational revenue
Business to business	$60,141	$—	$60,141	$—
Business to consumer	11,477	—	11,477	—
Medical revenue
Canadian	15,931	19,331	57,198	51,079
International	2,702	988	8,294	1,392
Other revenue	7,452	1,381	9,836	2,671

Gross revenue	97,703	21,700	146,946	55,142
Excise taxes	14,655	—	14,655	—

Net revenue	$83,048	$21,700	$132,291	$55,142

5.	MARKETABLE SECURITIES

Marketable securities represent short-term investments not qualifying as cash equivalents but having maturity dates of less than 1 year that are readily convertible to cash.

	December 31, 2018	March 31, 2018
U.S. agency bonds	$150,798	$—
U.S. agency discount notes	141,504	—
U.S. treasury bills	124,533	—
U.S. federal bonds	202,816	—
Canadian agency bonds	75,050	—
Canadian federal bonds	104,717	—

Total marketable securities	$799,418	$—

The Company has designated its marketable securities as fair value through profit or loss. Fair values have been determined based on quoted market prices. Accrued interest of $990 is included in interest receivable.

6.	AMOUNTS RECEIVABLE

Amounts receivable was comprised of:

	December 31,	March 31,
	2018	2018
Accounts receivable	$65,732	$5,863
Indirect tax receivable	16,455	15,262
Interest receivable	7,294	300
Other receivables	5,995	—

Total amounts receivable	$95,476	$21,425

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

7.	BIOLOGICAL ASSETS

The Company’s biological assets consists of seeds and cannabis plants. The continuity of biological assets for the nine months ended December 31, 2018 and the year ended March 31, 2018 was as follows:

	December 31,	March 31,
	2018	2018
Balance, beginning of period	$16,348	$14,725
Purchases (use) of seeds	(7)	271
Acquisition / (disposal) of biological assets due to acquisition / disposal of consolidated entity	184	(1,430)
Unrealized gain on changes in fair value of biological assets	90,500	100,302
Increase in biological assets due to capitalized costs	66,577	17,309
Net write-off of biological assets	(20,272)	—
Transferred to inventory upon harvest	(122,317)	(114,829)

Balance, end of period	$31,013	$16,348

Biological assets are valued in accordance with IAS 41 and are presented at their fair values less costs to sell up to the point of harvest. The Company’s biological assets are primarily cannabis plants, and because there is no actively traded commodity market for plants or dried product, the valuation of these biological assets is obtained using valuation techniques where the inputs are based upon unobservable market data (Level 3).

The valuation of biological assets is based on a market approach where fair value at the point of harvest is estimated based on future selling prices less the costs to sell at harvest. For in process biological assets, the fair value at point of harvest is adjusted based on the stage of growth. Stage of growth is determined by reference to costs incurred to date as a percentage of total expected costs from inception to harvest.

The significant unobservable inputs and their range of values are noted in the table below:

Unobservable Inputs	Range	Sensitivity
Estimated Yield per Plant – varies by strain and is obtained through historical growing results (trailing 6-months moving average) or grower estimate if historical results are not available.	12 grams/plant to 386 grams/plant	A slight increase in the estimated yield per plant would result in a significant increase in fair value, and vice versa.

Average Selling Price of Dry Cannabis – varies by strain and is obtained through average selling prices or estimated future selling prices if historical results are not available.	$5.26 to $9.15/gram	A slight increase in the estimated selling price per strain would result in a significant increase in fair value, and vice versa.

8.	INVENTORY

Inventory was comprised of the following items:

	December 31,	March 31,
	2018	2018
Finished Goods	$22,245	$26,506
Work-in-process	120,912	71,883
Merchandise and devices	9,105	571
Supplies and consumables	32,699	2,647

	$184,961	$101,607

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

Inventories expensed during the three and nine months ended December 31, 2018, was $67,130 and $157,220 respectively (three and nine months ended December 31, 2017 - $20,694 and $53,935, respectively). Included in other charges is a net realizable value adjustment for anticipated price changes and a net write-off of biological assets.

9.	PREPAID EXPENSES AND OTHER ASSETS AND OTHER LONG-TERM ASSETS

(a) Prepaid expenses and other assets

The Company’s prepaid expenses and other assets consists of the following:

	December 31,	March 31,
	2018	2018
Prepaid expenses	$23,542	$7,358
Deposits	18,210	842
Prepaid packaging and merchandise	4,660	8,774
Restricted short-term investments	3,493	664
Other	534	2,199

	$50,439	$19,837

(b) Other long-term assets

The Company’s other long-term assets consists of the following:

	December 31,	March 31,
	2018	2018
Property, plant, and equipment deposits	$5,755	$6,487
Purchase option and deposit on production facility	18,739	—
Prepaid royalty	7,408	—
Other	1,017	1,853

	$32,919	$8,340

On May 4, 2018, the Company entered into an agreement to lease a production facility in Newfoundland. The facility is currently under construction and the annual lease payments of $4,988 plus operating costs will commence after the completion of the building which is expected to be in August 2019. The Company also acquired an option to purchase the production facility from the lessor beginning five years after the commencement date of the lease. The Company paid $8,739 for this purchase option by way of the issuance of 332,009 shares on May 11, 2018. As part of the arrangement, the Company also provided an interest free construction loan of $10,000 to the lessor which is to be repaid the earlier of the lessor obtaining construction financing, the lessor selling the property to a third party, and the Company’s purchase of the production facility under the purchase option noted above. The Company expects that the loan will be outstanding until the Company exercises the purchase option and is in substance a further deposit on the purchase price.

On September 4, 2018, the Company entered into an exclusive supply arrangement with Centric Health Corporation (“CHC”). Under the arrangement, Canopy advanced $7,000 to CHC in exchange for reduced royalties and 850,000 warrants for common shares of CHC. The warrants have an exercise price of $0.25, vest on September 4, 2020 and expire on September 4, 2022. Management has estimated the fair value of the warrants at inception to be $92 and the difference of $6,908 has been recorded as a prepaid royalty.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

10.	PROPERTY, PLANT AND EQUIPMENT

A continuity of property, plant and equipment for the nine months ended December 31, 2018 is as follows:

COST

	Balance at		Additions	Transfers/	Balance at
	April 1,		from	disposals/	December 31,
	2018	Additions	acquisitions	exchange differences	2018
Computer equipment	$6,241	$8,643	$219	$2,159	$17,262
Office/lab equipment	1,720	899	1,954	457	5,030
Furniture and fixtures	1,381	5,544	114	293	7,332
Production equipment	28,764	78,611	6,401	13,998	127,774
Leasehold improvements	22,482	21,988	1,114	1,927	47,511
Building and improvements[1]	67,513	135,654	23,956	35,751	262,874
Greenhouse and improvements	4,095	6,837	—	21,412	32,344
Land and improvements	8,470	11,669	8,290	1,011	29,440
Warehouse equipment	167	11,582	—	121	11,870
Assets in process	176,998	336,159	14,035	(78,572)	448,620

Total	$317,831	$617,586	$56,083	$(1,443)	$990,057

[1]	Building and improvements includes $73M of assets under a finance lease, refer to note 18(a)

ACCUMULATED DEPRECIATION

	Balance at		Transfers/	Balance at
	April 1,		disposals/	December 31,
	2018	Depreciation	exchange differences	2018
Computer equipment	$1,900	$2,036	$(65)	$3,871
Office/lab equipment	479	493	31	1,003
Furniture and fixtures	218	1,002	112	1,332
Production equipment	2,730	4,566	(96)	7,200
Leasehold improvements	3,452	2,102	65	5,619
Building and improvements	4,821	4,567	—	9,388
Greenhouse and improvements	513	522	—	1,035
Land and improvements	30	39	—	69
Warehouse equipment	6	376	—	382

Total	14,149	15,703	47	29,899

Net book value	$303,682			$960,158

During the nine months ended December 31, 2018, the assets in process additions were $336,159 of which $153,416, $60,457, and $36,163 related to the expansion or growing operations at Smiths Falls Ontario, both BC locations, and Fredericton New Brunswick, respectively. The remaining $86,123 was for ongoing projects at the Company’s other subsidiaries.

On November 16, 2018 the Company acquired two facilities that it had been leasing in Toronto and Edmonton from a company controlled by a former director of Canopy Growth Corporation for $29,827 cash.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

11.	ACQUISITIONS

a) Acquisitions of Consolidated Entities

The following table summarizes the balance sheet impact on the acquisition date of the Company’s business combinations that occurred in the period ended December 31, 2018:

		Spectrum
	DCL	Colombia	CHI	Hiku	ebbu	POS	S&B	Other
	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)
Cash and cash equivalents	$496	$3	$8,369	$4,089	$—	$2,908	998	$(37)
Amounts receivable	—	—	144	2,996	—	10,512	3,714	—
Subscription receivable	—	—	—	—	—	—	—	—
Inventory and Biological Assets	—	—	—	1,772	138	1,662	754	—
Prepaids and other assets	—	13	33	1,559	—	818	180	83
Property, plant and equipment	—	5,145	121	15,846	1,821	9,541	23,609	—
Investments		—	8,563	1,204	—	—	—	—
Intangible assets	—	—		974	1,556	328	276	—
Goodwill	25,973	46,269	152,639	578,162	363,326	108,138	217,574	1,538
Accounts payable and accrued liabilities	(573)	(53)	(954)	(3,691)	—	(1,804)	(4,500)	(16)
Debt and other liabilities		(5,258)		(1,954)	(665)	(3,145)	(24,464)

Net assets	25,896	46,119	168,915	600,957	366,176	128,958	218,141	1,568
Non-controlling interests	—	—	—	—	—	—	—	—

Net assets acquired	$25,896	$46,119	$168,915	$600,957	$366,176	$128,958	$218,141	$1,568

Consideration paid in cash	$500	$—	$—	$11,994	$16,060	$128,958	$203,786	$—
Consideration paid in shares	24,702	46,119	98,034	543,866	234,052	—	—	1,568
Gain on fair value of previously held equity interest	—	—	62,682	—	—	—	—	—
Replacement options	—	—	8,199	13,537	—	—	—	—
Replacement warrants	—	—	—	30,611	—	—	—	—
Other consideration	—	—	—	949	29,880	—	—	—
Contingent consideration	694	—	—	—	86,184	—	14,355	—

Total consideration	$25,896	$46,119	$168,915	$600,957	$366,176	$128,958	$218,141	$1,568

Consideration paid in cash	$500	$—	$—	$11,994	$16,060	$128,958	$203,786	$—
Less: Cash and cash equivalents acquired	(496)	(3)	(8,369)	(4,089)	—	(2,908)	(998)	37

Net cash outflow	$4	$(3)	$(8,369)	$7,905	$16,060	$126,050	$202,788	$37

Acquisition-related costs expensed	$28	$330	$412	$1,988	$822	$920	$385	$63

Goodwill arose in these acquisitions because the cost of acquisition included a control premium. In addition, the consideration paid for the combination reflected the benefit of expected revenue growth and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. None of the goodwill arising on these acquisitions is expected to be deductible for tax purposes.

The accounting for these acquisitions has been provisionally determined at December 31, 2018. The fair value of net assets acquired and total consideration have been determined provisionally and subject to adjustment. Upon completion of a comprehensive valuation and finalization of the purchase price allocation, goodwill may be adjusted retrospectively to the acquisition date in future reporting periods

(i) DaddyCann Lesotho PTY Ltd.

On May 30, 2018, the Company purchased 100% of the issued and outstanding shares of DaddyCann Lesotho PTY Ltd. (“DCL”). Based in the Kingdom of Lesotho, DCL holds a license to cultivate, manufacture, supply, hold, import, export and transport cannabis and its resin.

On closing, 666,362 common shares were issued to former shareholders of DCL at a price of $37.07 for consideration of $24,702. An additional 33,318 common shares will be issued on the achievement of a licensing

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

milestone. These shares have been accounted for as equity classified contingent consideration. Management assessed the probability and timing of achievement and then discounted to present value using a put option pricing model in order to derive a fair value of the contingent consideration of $694. There was also the effective settlement of a note receivable of $500, which was advanced in cash by the Company prior to closing, for total consideration of $25,896.

An additional 299,863 common shares will be issued to the former shareholders of DCL contingent on the achievement of certain operational milestones. These are being accounted for as share-based compensation expense. The fair value on the grant date of May 30, 2018 of $11,116 will be amortized over the expected vesting period.

(ii) Colombian Cannabis S.A.S.

On July 5, 2018 through Canopy LATAM Corporation (“Canopy LATAM”), the Company acquired Spectrum Cannabis Colombia S.A.S. (“Spectrum Colombia”), which previously operated as Colombian Cannabis S.A.S. The consideration for the transaction was 1,193,237 common shares with a fair value of $46,119 based on the Company’s share price on the closing date.

On July 5, 2018, in conjunction with the acquisition of Spectrum Colombia the Company acquired all the outstanding shares of Canindica Capital Ltd (“Canindica”) in exchange for 595,184 common shares. Canindica was controlled by the Canopy LATAM Regional Managing Director. Canindica does not meet the definition of a business and the fair value of the consideration paid of $23,004 has been recorded as compensation expense.

Upon the achievement of future cultivation and sales milestones, the Company will issue up to 2,098,304 additional common shares of the Company to the former shareholders of Spectrum Colombia and shares to a value of $42,623 to the former shareholders of Canindica. If Canindica fails to meet certain of these milestones, Canindica will pay USD $10,000 to the Company. This obligation is secured by a note receivable from Canindica. Additionally, if all of these milestones are met prior to July 4, 2023, the Company will issue, to the previous shareholders of Spectrum Colombia and Canindica, the number of Company shares equal to four percent and six percent, respectively, of the fair market value of Canopy LATAM. The milestone shares are being provided in exchange for services and are being accounted for as share-based compensation expense. Management has estimated the grant date fair value of all these milestone shares to be $106,377 which will be expensed rateably over the estimated vesting periods.

(iii) Canopy Health Innovations

Canopy Health Innovations Inc. (“CHI”) is a cannabis research innovator. On August 3, 2018, the Company acquired all of its unowned interest in CHI to increase its total ownership to 100% of CHI’s issued and outstanding shares. Immediately preceding the acquisition, CHI amalgamated with its wholly-owned subsidiary, Canopy Animal Health (“CAH”), creating one amalgamated corporation which continued as CHI. In addition, the vesting of certain CHI and CAH options was accelerated and certain options were exercised. Following this transaction, the Company will control CHI and CHI will be accounted for as a wholly-owned subsidiary. CHI shares and options were exchanged at a ratio of 0.379014 CHI shares to 1 Canopy Growth share or replacement option, resulting in 2,591,369 common shares, 568,008 replacement options and 485,572 common shares of which 217,859 are subject to certain trading restrictions (“Compensation Shares”) being issued. This consideration included 278,230 shares and 154,208 replacement options that were issued to key management personnel of the Company that were shareholders and option holders in CHI.

The fair value of the shares issued totaled $98,034 which is comprised of $87,717 calculated as the 2,591,369 common shares issued at the Company’s share price on the date of the transaction and $10,317 which reflects the fair value of the Compensation Shares issued, calculated using a Black-Scholes model.

The fair value of the replacement options was determined using a Black-Scholes model and the total fair value has been allocated to the consideration paid for CHI only to the extent that it related to pre-combination services. As a result, $8,199 of the total fair value has been included as consideration paid to acquire CHI as it related to pre-combination vesting service and $11,714 of the fair value will be recognized as share-based compensation expense rateably over the post-combination vesting period (see Note 18(b) for details on the share-based compensation expense).

Prior to this acquisition, the Company’s 43% participating share was accounted for using the equity method, as an investment in an associate. The acquisition of the 57% interest is accounted for as a business combination achieved in stages under IFRS 3 Business Combinations. The Company remeasured its 43% interest to fair value and recognized a gain of $62,682 which reflects the difference between the carrying value of NIL and the implied fair value $62,682. The fair value was estimated to be the transaction price less an estimated control premium of 5%.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

(iv) Hiku Brands Company Ltd

On September 5, 2018, the Company purchased 100% of the issued and outstanding shares of Hiku Brands Company Ltd (“Hiku”). Hiku is federally licensed to cultivate and sell cannabis through its wholly-owned subsidiary DOJA Cannabis Ltd. Hiku also operates a network of retail stores selling coffee, clothing and curated accessories, across British Columbia, Alberta and Ontario. Hiku shares, options and warrants were exchanged at a ratio of 0.046 Hiku shares to 1 Canopy Growth share, replacement option, or warrant.

On the acquisition date Hiku had convertible debentures outstanding with a principal amount of $618 which were convertible into 498,387 Hiku common shares. As a result of the acquisition the conversion feature was adjusted in accordance with the above exchange ratio. The fair value of these debentures on September 5, 2018 was estimated to be $1,570 which was allocated $949 to the conversion feature and $621 to the debt component. On November 5, 2018 in accordance with the terms of the debenture the Company completed the forced conversion of the debenture in exchange for 22,866 shares.

Prior to closing the Company advanced cash of $10,000 to Hiku pursuant to a promissory note. The funds were used to pay the termination fee owed by Hiku in connection with a previously announced transaction.

On closing the Company issued 7,943,123 common shares with a fair value of $543,866, based on the Company’s share price on the date of the transaction, cash consideration of $1,994, 920,452 replacement warrants and 291,629 replacement options. The fair value of the replacement warrants was estimated to be $30,611 using a Black-Scholes model. The replacement options’ fair value totaled $17,693, calculated using a Black-Scholes model, of which $13,537 has been included as consideration paid as it related to pre-combination services and the residual $4,156 fair value will be recognized as stock compensation expense rateably over the post-combination vesting period. Other consideration also includes $949 related to the convertible debenture and the effective settlement of the promissory note of $10,000.

(v) ebbu Inc.

On November 23, 2018 the Company, through its wholly owned subsidiary 11065220 Canada Inc., acquired substantially all the assets and intellectual property of ebbu Inc. (“ebbu”), a Colorado-based hemp research operation in exchange for $25,000 cash and 6,221,210 common shares of which $7462 cash and 899,424 shares were held back for a period of 12 to 18 months in respect of certain representations and warranties of the seller. Up to a further $100,000 will be paid subject to the achievement of certain scientific related milestones within a period of two years of closing. The Company will have the option of satisfying these milestone payments in cash, shares or a combination of cash and shares, subject to the restriction that each payment must be comprised of at least 10% cash but the cash portion cannot exceed 19.9% of the payment. If such payments are satisfied in shares, the number of shares will be calculated based on the volume weighted average price of the shares on the TSX for the 20 trading days immediately prior to the date of achievement of the milestone.

The assets transferred constitute a business and the transaction will be accounted for as a business combination. The consideration for this transaction is estimated to be $366,176. This includes cash and shares transferred on closing with a value of $16,060 and $234,052 respectively and contingent consideration of $116,065. The contingent consideration includes $29,880 which is classified as equity and $86,184 which is classified as a liability. Management has estimated the fair value of the contingent consideration by assessing the probability of releasing the holdback amounts and probability and timing of achieving the milestones. The fair value of the equity classified contingent consideration is determined using a put option pricing model. The fair value of the liability classified contingent consideration is determined by discounting the expected cash outflows to present value.

Management has determined that a portion of the consideration transferred is being provided in exchange for services and will be accounted for as compensation expense. The grant date fair value of this compensation has been estimated to be $8,416 which will be expensed rateably over the estimated vesting periods.

(vi) POS Holdings Inc.

On November 23, 2018 the Company acquired effective control for accounting purposes over the operations of POS Holdings Inc. (“POS”), as a result of a debenture financing transaction which was entered into concurrent with the grant of an option to acquire POS. POS is a bio-processing facility located in Saskatchewan, Canada.

On July 1, 2018, the Company had entered into an agreement whereby the Company was granted an option to acquire all of the assets of POS in exchange for $6,000. The amount advanced for this option was to be applied against the purchase price of the assets of POS when the option was exercised and had been recorded as a

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

deposit. In addition, the Company had entered into an agreement for processing services to be conducted by POS on behalf of the Company and had made advances of $13,864 under this agreement. Since processing under this agreement has not yet commenced, all the amounts advanced prior to November 23, 2018 had been recorded as a prepaid expense. The deposit and prepaid amounts form part of the consideration transferred. On November 23, 2018, the Company advanced a further $109,094 pursuant to a convertible debenture for total cash consideration of $128,958.

(vii) Storz & Bickel GmbH & Co. KG

On December 6, 2018 the Company acquired Storz & Bickel GmbH & Co. KG, related entities, and IP (collectively, “Storz & Bickel” or “S&B”) for $203,786 cash. Based in Tuttlingen, Germany Storz & Bickel are designers and manufacturers of medically approved vaporizers.

Up to a further €10,000 will be paid to the former shareholders subject to the achievement of certain market launch milestones. This represents liability classified contingent consideration. Management has estimated the fair value of this consideration to be $14,355 by assessing the probability and timing of achievement of the milestones and discounting the expected cash outflows to present value.

(viii) Other fiscal 2019 acquisitions

On April 16, 2018 the Company acquired 100% of Annabis Medical s.r.o. a company that imports and distributes cannabis products pursuant to federal Czech licenses. Under the terms of the agreement the Company issued 50,735 common shares on closing for total consideration of $1,568. An additional 34,758 common shares will be issued contingent on future services and the achievement of certain milestones. These shares are being accounted for as share based compensation and being amortized over the expected vesting period.

b) Acquisition of non-controlling shareholder’s interest in BC Tweed

During the second quarter of 2018, the Company revised its previous conclusion that BC Tweed Joint Venture Inc. (“BC Tweed”) was subject to joint control. The Company has concluded that based on the shareholders’ agreement and the contractual terms of the offtake agreement that the significant relevant activities are unilaterally controlled by the Company. Since the Company had previously recognized the assets, liabilities, revenues and expenses of BC Tweed based on its proportionate share of BC Tweed’s output, being 100%, the conclusion that BC Tweed should have been a consolidated subsidiary had no significant impact on the Company’s previously issued interim or annual financial statements.

On July 5, 2018, the Company acquired the non-controlling shareholder’s (the “Partner’s”) 33% interest in BC Tweed (the “Transaction”) for total consideration of $495,386. Consideration included $1,000 in cash and 13,293,969 shares of the Company of which 5,091,523 shares were released on closing and the remaining 8,202,446 shares were placed in escrow. The shares placed in escrow will be released over a period of up to three years, with the exact timing of release dependent on the occurrence of specified events. The 5,091,523 shares issued on close were recorded at an issue price of $39.70 per share for consideration of $202,133. The fair value of the shares held in escrow was estimated to be $265,253 using a put option pricing model discounted to reflect management’s best estimate of the expected dates of release. On closing of the Transaction, the call option held by BC Tweed on the limited partnership units of the limited partnerships which hold the greenhouses and related property was amended to effectively increase the call option price by $27,000. Management has determined that this increase in the call option price represents additional consideration for the Partner’s interest.

On closing of the Transaction, the Company also amended the terms of a share-based compensation arrangement with the Partner to accelerate the vesting of 155,158 shares previously issued to the Partner, and to cancel the remaining tranches of the compensation arrangement. As a result, the unamortized balance of the grant date fair value of the shared-based compensation of $954 was expensed in the quarter ended September 30, 2018.

Under the terms of the original BC Tweed Shareholders’ Agreement, the Partner had the option to sell its interest in BC Tweed, in whole or in part, to the Company. This put option was accounted for as a liability of the Company, measured at fair value. The excess of the consideration paid for the Partner’s 33% interest over the fair value of the put liability on the transaction date of $72,600 was recognized as a $422,786 charge to Equity.

In conjunction with the acquisition of the Partner’s interest the Company received an option to acquire the limited partnership units of another limited partnership currently owned by the Partner that holds greenhouse infrastructure in California (“California Option”). The option is exercisable for a purchase price that is the greater of USD $92,000 and the maximum of $190,000 plus the undepreciated book value of the net assets of the partnership on the closing date. The California Option is exercisable 90 days after the date of US Federal legalization of the growth, cultivation, production and sale of cannabis for medical purposes (the “California

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

Trigger Date”) and the California Option expires on the earlier of 90 days after the California Trigger Date and July 5, 2023. The California Option is a derivative instrument that will be measured initially and subsequently at fair value. With the assistance of valuation specialists Management has estimated the fair value of the California Option at December 31, 2018 to be $2,500 using an income approach and giving consideration to the probability of US Federal Legalization occurring during the period over which the California Option can be exercised. At September 30, 2018 Management had estimated that the option had a nominal value.

12.	INTANGIBLE ASSETS AND GOODWILL

A continuity of the intangible assets for the nine months ended December 31, 2018 is as follows:

COST

	Balance at		Additions			Balance at
	April 1,		from	Disposals/	Exchange	December 31,
	2018	Additions	acquisitions	adjustments	differences	2018
Health Canada licenses	$64,600	$—	$—	$—	$—	$64,600
Distribution channel	38,900	—	—	—	—	38,900
Brand	6,042	—	499	392	—	6,933
Import license	841	8,328	26	(121)	28	9,102
Software	1,455	1,240	246	16	8	2,965
Domain name	54	205	194	—	—	453
Product rights	—	107	1,802	(229)	—	1,680
ERP	—	—	—	4,291	—	4,291
Licensed Brands	—	56,705	—	—	—	56,705
Intangibles in process	2,144	4,333	39	(3,770)	—	2,746
Internally generated intangibles in process	326	601	328	(385)	—	870

Total	$114,362	$71,519	$3,134	$194	$36	$189,245

ACCUMULATED AMORTIZATION

	Balance at				Balance at
	April 1,		Disposals/	Exchange	December 31,
	2018	Amortization	adjustments	differences	2018
Health Canada licenses	$2,624	$1,434	$—	$—	$4,058
Distribution channel	9,077	5,835	—	—	14,912
Brand	—	106	—	—	106
Import license	219	153	—	3	375
Software	863	412	—	1	1,276
Domain name	53	(3)	—	—	50
Product rights	—	(68)	—	—	(68)

Total	12,836	7,869	—	4	20,709

Net book value	$101,526				$168,536

A continuity of goodwill for the nine months ended December 31, 2018 is as follows:

As at April 1, 2018	$314,923

Additions from acquisitions of subsidiaries	1,493,619
Exchange differences	7,082

As at December 31, 2018	$1,815,624

The Company has entered into licensing agreements which provide the Company with the exclusive rights to sell branded products for the term of the agreement in exchange for upfront payments, in cash or shares, and future royalties from sale of these products. In certain cases, the contracts provide for annual minimum royalty payments. The Company has recorded these licensing rights as intangible assets with the cost equal to upfront payments and the present value of the minimum royalty payments. Amortization will commence separately for each individual licensing agreement on the date that the identified branded product(s) under the licensing agreement are available for sale.

The product rights are contained in the licensing and distribution agreement (“Licensing Agreement”) between the former Bedrocan Canada Inc, now 1955625 Ontario Inc. (“Bedrocan Canada”), a wholly owned subsidiary of the Company and Bedrocan International BV (“Bedrocan International”). On July 14, 2017, Bedrocan Canada

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

commenced arbitration proceedings against Bedrocan International seeking performance of Bedrocan International’s contractual obligations under the Licensing Agreement. During the fourth quarter of fiscal 2018 the Company initiated settlement negotiations with Bedrocan International which would include the orderly termination of the Licensing Agreement. As a result of these developments, management estimated that the recoverable amount for these product rights would be minimal, and an impairment loss of $28,000 was recognized in the year ended March 31, 2018. Following this impairment, the carrying amount of these product rights was nil.

On June 11, 2018 the Company announced that it had reached an agreement with Bedrocan International to bring the Licensing Agreement to a close. As part of this agreement, Bedrocan Canada and Bedrocan International will discontinue the previously announced arbitration proceedings and Bedrocan Canada will decrease and then end the production and sale of Bedrocan products within the calendar year. Canopy Growth will retain the licensed production facility, licensed sales facility, and all associated licenses owned and operated by Bedrocan Canada. Management will redeploy these facilities, free of the current royalty structure and fixed production practices. As a result of this agreement, in the first quarter of fiscal 2019 the Company derecognized these product rights.

13.	CANOPY RIVERS

On July 6, 2018, Canopy Rivers completed a private placement offering, pursuant to which Canopy Rivers issued an aggregate of 29,774,857 subscription receipts at a price of $3.50 per subscription receipt for gross proceeds of $104,212, including $15,050 invested by Canopy Growth. Canopy Rivers issued 28,792,000 subscription receipts pursuant to a brokered offering and 982,857 subscription receipts on a non-brokered basis. Funds from the private placement were placed in escrow pending the completion of the RTO. Share issue costs of $3,371 were incurred as part of this private placement offering, which have been deducted from the carrying value of the non-controlling interest.

On September 17, 2018 Canopy Rivers completed the RTO, the funds were released from escrow and Canopy Rivers began trading under the symbol RIV.V on the TSX Venture Exchange.

Since AIM2 does not have the inputs and processes capable of producing outputs that are necessary to meet the definition of a business as defined by IFRS 3–Business Combinations the RTO has been accounted for under IFRS2, Share-based Payments. Accordingly, the RTO has been accounted for at the fair value of the equity instruments granted by the shareholders of Canopy Rivers to the shareholders and option holders of AIM2. Consideration paid by the acquirer is measured at the fair value of the equity issued to the shareholders of AIM2, $1,353 (361,377 shares at $3.50 per share, 36,137 options with a fair value of $89 calculated using a Black-Scholes option pricing model and 18,821 broker warrants measured using the Black-Scholes option pricing model), with the excess amount above the fair value of the net assets acquired, treated as a listing expense in profit and loss.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The assets acquired and liabilities assumed at their fair value on the acquisition date are as follows.

Amount
Consideration	$1,353
Cash Acquired	583
Listing Expense	770

After the completion of the private placement and RTO, Canopy Growth holds 36,468,318 Class A shares and 8,973,938 Class B shares of Canopy Rivers. Through these shares, the Company’s ownership interest in Canopy Rivers is 27.2% and it holds 85.8% of the voting rights. The voting rights allow the Company to direct the relevant activities of Canopy Rivers such that the Company has control over Canopy Rivers and Canopy Rivers is consolidated in these financial statements. Prior to the transaction the Company’s ownership interest in Canopy Rivers was 30.07% and it held 88.5% of the voting rights. An amount of $9,138 has been recorded as an increase in equity attributable to the parent which represents the change in the carrying amount of the non-controlling interest as a result of the difference between the consideration paid and the net assets acquired and the dilution of Canopy Growth’s ownership interest.

Seed capital options

On the formation of Canopy Rivers in May 2017, 10,066,668 Class B common shares were paid for through share purchase loans, whereby funds were advanced to Canopy Rivers by Canopy Growth on behalf of certain employees of Canopy Growth and another individual. Under the share purchase loan, Canopy Growth’s recourse is limited to the shares purchased by the employees and the individual. Accordingly, it is accounted for as a grant of options to acquire shares of Canopy Rivers at $0.05 per Class B common share. The shares treated as options will be considered exercised on the repayment of the loan. The shares purchased by employees and the consultant have been placed in trust and vest in 3 equal tranches over 3 years if the employees remain as employees of Canopy Growth and the individual remains as a consultant and the loan is repaid. In certain cases, there are also additional performance targets.

The shares treated as options were measured at fair value on May 12, 2017 using a Black-Scholes model and will be expensed over their vesting period. Shares issued to non-employees will be remeasured until their performance is complete. Where there are performance conditions in addition to service requirements, Canopy Growth has estimated the number of shares it expects to vest and is amortizing the expense over the expected vesting period.

On May 8, 2018 share purchase loans in the amount of $288 were repaid, resulting in the release from escrow of 5,750,000 shares. The remaining unamortized expense relating to these shares of $1,459 was recorded in the period. For the three and nine months ended December 31, 2018, the Company recorded $405 and $3,046 in share-based compensation expense relating to the remaining unvested shares which were acquired by way of the share purchase loan (three and nine months ended December 31, 2017 - $827 and $2,100) with a corresponding increase to non-controlling interests.

Stock options

To December 31, 2018 Canopy Rivers has granted 6,475,000 options to purchase Class B common shares to employees of Canopy Growth and 5,440,000 options to purchase Class B common shares to consultants of Canopy Growth. The options have a weighted average exercise price of $2.72 per Class B common shares and are exercisable in increments, with one third being exercisable on each of the first, second and third anniversaries from the date of grant. The expiry date of the options ranges from December 4, 2022 to November 26, 2023. The options were measured at fair value at the date of issuance using a Black-Scholes model and will be expensed over their vesting period. Options issued to non-employees will be remeasured until their performance is complete. For the three and nine months ended December 31, 2018, the Company recorded $2,789 and $11,547 (three and nine months ended December 31, 2017 - $273) in share-based compensation expense related to these options with a corresponding increase to non-controlling interests.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

14.	NON-CONTROLLING INTERESTS

The following table presents the summarized financial information about the Company’s subsidiaries that have non-controlling interests. This information represents amounts before intercompany eliminations.

As at December 31, 2018	Canopy Rivers	Tweed JA	Vert Mirabel
Cash and cash equivalents	$46,929	$16	$764
Amounts receivable	1,678	—	1,832
Prepaid expenses and other assets	307	—	515
Inventory	—	—	945
Biological assets	—	—	308
Investments in associates	53,355	—	—
Other financial assets	145,880	—	—
Property, plant and equipment	2,700	3,302	28,745
Preferred shares	15,000	—	—
Goodwill	—	1,938	5,625
Intangible assets	—	21	—
Accounts payable and accrued liabilities	(557)	(938)	(2,100)
Other current liabilities	(952)	—	(351)
Other long-term liabilities	—	—	(43,124)
Deferred tax liability	(4,732)	—	—
Non-controlling interests	(197,706)	(1,284)	3,572

Equity (deficit) attributable to Canopy Growth	$61,902	$3,055	$(3,269)

The net change in the non-controlling interests is as follows:

	Note	Canopy Rivers	Tweed JA	Vert Mirabel	Other non- material interests[1]	Total
As at April 1, 2018		$80,844	$1,686	$2,155	$(220)	$84,465
Net Income (loss)		9,308	(365)	(5,733)	(111)	3,099
Other comprehensive income (loss)		(10,830)	(37)	—	—	(10,867)
Share-based compensation		10,934	—	—	—	10,934
Ownership changes		78,938	—	6	331	79,275
Warrant	15(i)	28,512	—	—	—	28,512

As at December 31, 2018		$197,706	$1,284	$(3,572)	$—	$195,418

[1]	Includes the non-controlling interests in Groupe H.E.M.P. CA and Spectrum Chile S.A.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

15.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

The following table outlines changes in the investments in associates that are accounted for using the equity method. As permitted by IAS 28 Investments in Associates and Joint Ventures, in cases where the Company does not have the same reporting date as its associates the Company will account for its investment one quarter in arrears. Accordingly, the share of net income (loss) in the following table is based on values at September 30, 2018 with adjustments for any significant transactions.

				Balance at		Share of net			Balance at
Entity	Instrument	Note	Participating share	March 31, 2018	Additions	income (loss)	Interest income	Derecognition of investment	December 31, 2018
PharmHouse	shares	15(i)	49.0%	$—	$39,032	$(87)	$—	$—	$38,945
Agripharm	shares		40.0%	38,479	—	(1,430)	—	—	37,049
BCT	shares	15(iii)	42.2%	—	12,549	(180)	—	—	12,369
CanapaR	shares	15(v)	43.7%	—	8,750	(28)	—	—	8,722
Radicle	shares		23.8%	4,754		(715)	(157)	—	3,882
Civilized	convertible debenture	15(ii)	25.5%	—	3,665	(1,403)	(456)	—	1,806
N49AROW	shares	15(iv)	25.0%	—	1,000	—	—	—	1,000
TerrAscend	shares		—	16,912	—	(2,217)	—	(14,695)	—
CHI	shares	15(iii)	—	2,961	—	(2,961)	—	—	—
Bedrocan Brasil	shares		39.8%	—	—	—	—	—	—
Entourage	shares		40.0%	—	—	—	—	—	—

				$63,106	$64,996	$(9,021)	$(613)	$(14,695)	$103,773

(i)

On May 7, 2018 Canopy Rivers and 2615975 Ontario Limited (the “Joint Venture Partner) entered into an agreement to form a new company, 10730076 Canada Inc. (“‘PharmHouse”) with the intent of PharmHouse becoming a licensed producer of cannabis in Ontario. In exchange for $1, a commitment to provide $9,800 in financing, and the issuance of 14,400,000 warrants of Canopy Rivers to the Joint Venture Partner, Canopy Rivers received a 49% interest in PharmHouse and a global non-competition agreement from the Joint Venture Partner. On July 19, 2018 Canopy Rivers advanced $9,800 to PharmHouse pursuant to the terms of this agreement.

The warrants are exercisable for a period of two years following the date that PharmHouse receives a license to sell cannabis and satisfies certain financing conditions related to the loan noted below, at an exercise price which is the lesser of $2.00 per share and the price of a defined liquidity event. The warrants were initially accounted for as a derivative liability as the exercise price was not fixed. The fair value of the warrants at inception and at June 30, 2018 was estimated to be $29,232. On September 17, 2018, Canopy Rivers closed a brokered and non-brokered private placement of subscription receipts in connection with its planned public listing at $3.50 per subscription receipt. As a result, the exercise price of the warrants was fixed at $2.00 per share, and the warrant liability was reclassified to equity. The Company recognized a gain of $720 from the warrant liability re-measurement and reclassified $28,512 to non-controlling interest.

Canopy Rivers has joint control over PharmHouse, which has been determined to be a joint venture, and therefore will be accounted for using the equity method.

As part of the arrangement, Canopy Rivers also entered into a services agreement with PharmHouse whereby, upon PharmHouse receiving its license to sell cannabis, Canopy Rivers is required to arrange for buyers to purchase 25% of the cannabis produced by PharmHouse at a fixed price until December 31, 2020. Additionally, Canopy Growth has agreed to purchase from PharmHouse 10% of the cannabis it produces for a fixed price until December 31, 2020. If either Canopy Rivers or Canopy Growth is unable to arrange for buyers to purchase the required cannabis or purchase the required cannabis from PharmHouse, respectively, then a penalty is due equal to the amount otherwise payable under the agreements.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

PharmHouse has also agreed to provide Canopy Rivers with a right of first offer of up to 50% to the cannabis produced by PharmHouse. The right of first offer percentage is reduced by the services and purchase agreements noted above.

On November 21, 2018, under the terms of the agreement, Canopy Rivers entered into a shareholder loan agreement with PharmHouse pursuant to which Canopy Rivers has committed to advance up to $40,000 of secured debt financing with a three-year term and an annual interest rate of 12%, calculated monthly and payable quarterly after the first full quarter after receipt of the sales license at PharmHouse’s initial production and processing facility. Proceeds are expected to be utilized to supplement personnel and logistics resources for domestic and international distribution, capital expenditures related to the ongoing upgrade and retrofit of PharmHouse’s nursery, processing and greenhouse infrastructure, working capital and other general corporate purposes. As part of the loan agreement, certain additional exercise conditions were placed on the PharmHouse warrants, as noted above. The amount available under the shareholder loan agreement was fully advanced as of December 31, 2018.

(ii)

During the quarter ended June 30, 2018 Canopy Rivers advanced $5,000 to Civilized Worldwide Inc. (“Civilized”) under a convertible debenture. The debenture bears interest at 14% and matures on the maturity date being the earliest of i) 2 years, ii) the date that Civilized lists on a recognized stock exchange. In addition, Canopy Rivers received a warrant to acquire additional Class A common shares for $3,500.

On the maturity date, the convertible debenture is convertible into 18.2% of the common shares and this interest, together with other rights provided under the agreements, such as the right to nominate 20% of Civilized’s directors, give Canopy Rivers significant influence over the investee and Canopy Rivers is accounting for the investment using the equity method.

The warrant is exercisable the later of May 7, 2021 and two years from when Civilized becomes a public company. The exercise price is the lower of the price of the subsequent round and the price per common share obtained by dividing $40,000 by the issued and outstanding shares at the date of exercise. The warrant was initially measured at its fair value of $1,335 using a Black-Scholes option pricing model and the residual amount of $3,665 represents the initial cost of its equity investment.

(iii)

As described in Note 11(a)(iii), the Company acquired a controlling interest in CHI on August 3, 2018, resulting in the consolidation of CHI and its equity accounted investment, Beckley Canopy Therapeutics (“BCT”). BCT operates as a cannabis research and development organization in the United Kingdom. On January 20, 2018, CHI and Beckley Research and Innovations Limited (the “Joint Venture Partner”) each invested $500 in exchange for a collaboration agreement whereby each party received a 50% ownership interest in Beckley. This arrangement provided CHI with joint control over Beckley, and the investment had been determined to be a joint venture, and therefore accounted for using the equity method. As at the date of the CHI acquisition, in accordance with IFRS 3 Business Combinations, the Company calculated the fair value of the equity investment in Beckley to be $8,563 (see Note 11(a)(iii)).

On September 28, 2018, BCT completed a private placement financing where the Company, indirectly through CHI, acquired an additional 2,508,333 common shares for $3,986. The Company’s participating share was diluted from 50% to 42.2%. The previously mentioned collaboration agreement remains in effect and management has concluded that CHI has maintained joint control over BCT and therefore, the BCT investment continues to be accounted for as a joint venture using the equity method.

(iv)

On September 26, 2018, the Company entered into a series of agreements to create a business venture which will allow the Company to gain access to rights to sell certain branded products. In exchange for cash consideration of $24,263 the Company acquired a 25% interest in a new company, N49AROW Global Ventures, ULC, (“N49AROW”), entered into a licensing agreement and received an option to acquire an interest in a potential future US based entity. Management has estimated that the fair value of any rights under the option are nominal and the consideration has been allocated $1,000 to the investment and $23,263 to the licensing rights.

This ownership interest together with other rights provided under the agreements gave the Company significant influence over N49AROW. The Company is accounting for its investment using the equity method and recorded the investment at its cost amount.

(v)	On July 24, 2018, Canopy Rivers acquired a 35% ownership interest in CanapaR Corp. (“CanapaR”) for cash consideration of $750. This ownership interest and other rights give Canopy Rivers significant

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

influence over the investee and Canopy Rivers is accounting for the investment using the equity method. CanapaR is the Canadian parent corporation of CanapaR SrL (“CanapaR Italy”), a Sicily-based company formed for the purposes of organic hemp cultivation and extraction in Italy. In December 2018 CanapaR Canopy Rivers invested a further $8,000 through a non-brokered private placement and increased its ownership position to 46%.

In connection with the investment, Canopy Rivers received an option to purchase all of CanapaR’s interest in its investees for consideration of the greater of: (i) eight times EBITDA; and (ii) $200,000, less the liabilities of the acquired investees, multiplied by the interest not owned by Canopy Rivers at the time of exercise. The option is exercisable for a period of five years following the transaction date. The option was initially estimated to have a nominal fair value. As at December 31, 2018, the fair value of the option was estimated to be $4,453 using a Black-Scholes option pricing model.

(vi)

On November 30, 2018 TerrAscend completed the restructuring of its share capital by way of a plan of arrangement (“Arrangement”). The restructuring is intended to accommodate TerrAscend’s strategic pursuits, while also maintaining strict compliance with industry regulations and the policies of the various securities exchanges. Pursuant to the Arrangement, the Company exercised its TerrAscend warrants for no cash consideration, resulting in the net issuance of 16,318,912 common shares based on the five day volume weighted average trading price of the common shares of TerrAscend on the Canadian Securities Exchange (the “CSE”) for the period ending October 5, 2018, the last trading day prior to the date of the Arrangement Agreement. All 38,890,570 common shares held by the Company were thereafter exchanged pursuant to the Arrangement for 38,890,570 new, conditionally exchangeable shares in the capital of TerrAscend (the “Exchangeable Shares”). The Exchangeable Shares would only become convertible into common shares following changes in U.S. federal laws regarding the cultivation, distribution or possession of cannabis, the compliance of TerrAscend with such laws and the approval of the various securities exchanges upon which the issuer’s securities are listed (the “TerrAscend Triggering Event”). The Exchangeable Shares are not transferrable or monetizable until exchanged into common shares. In the interim, the Company will not be entitled to voting rights, dividends or other rights upon dissolution of TerrAscend.

Management has estimated the fair value of the Exchangeable Shares at December 31, 2018 to be $120,000. The Exchangeable Shares represent a derivative financial instrument that will be initially measured at fair value in other financial assets and subsequently remeasured to its fair value at the end of each reporting period with changes in fair value recorded through profit or loss. The common shares of TerrAscend are freely tradeable, while the Exchangeable Shares are not tradeable and hold no economic rights other than the possible opportunity to exchange such shares for common shares in TerrAscend at a future date. Therefore, the fair value of the Exchangeable Shares was estimated by giving consideration to the trading price of TerrAscend common shares (CNSX: TER) on the valuation date and applying a discount for lack of marketability that was calculated using an Asian Put Option model, across a series of possible exercise dates. Management has made assumptions as to the probability that the TerrAscend Triggering Event would occur at future dates and estimated the fair value of the Exchangeable Shares as the sum of the probability weighted discounted values across the range of these dates.

After completion of the Arrangement the Company no longer has significant influence over TerrAscend and ceased using the equity method. The Company recognized a net loss of $6,322 which is comprised of a gain of $54,949 on the derecognition of the equity investment and a loss of $61,271 on the Exchangeable Shares held following the Arrangement.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

16.	OTHER FINANCIAL ASSETS

The following table outlines changes in other financial assets. Additional details on how fair value is calculated is included in Note 24.

Accounting
Entity	Instrument	Note	method
TerrAscend	warrants	15(vi)	FVTPL
TerrAscend	exchangeable shares	15(vi)	FVTPL
AusCann	shares	16(i)	FVOCI
AusCann	options	16(i)	FVTPL
Slang	warrants	16(x)	FVTPL
HydRx	shares	16(ii)	FVOCI
HydRx	warrants	16(ii)	FVTPL
Solo Growth	shares	16(v)	FVOCI
LiveWell	shares	16(iii)	FVOCI
JWC	shares	16(iv)	FVOCI
Agripharm	royalty interest / repayable debenture	16(vii)	FVTPL
Radicle	repayable debenture	16(viii)	FVTPL
CA infrastructure option	option	11(b)	FVTPL
Good Leaf	shares	16(vi)	FVOCI
Good Leaf	warrants	16(vi)	FVTPL
PharmHouse	loan receivable	15(i)	Amortized cost
Headset	shares	16(ix)	FVOCI

		Balance at						Balance at
		March 31,				Interest	Exercise of	December 31,
Entity	Instrument	2018	Additions	FVOCI	FVTPL	Revenue	warrants	2018
TerrAscend	warrants	$75,154	$—	$—	$36,473	$—	$(111,627)	$—
TerrAscend	exchangeable shares	—	120,000	—	—	—	—	120,000
AusCann	shares	39,086	3,975	(24,855)	—	—	—	18,206
AusCann	options	10,487	915	—	(8,295)	—	—	3,107
Slang	warrants	—	—	—	20,000	—	—	20,000
HydRx	shares	12,401	—	—	—	—	5,210	17,611
HydRx	warrants	5,210	—	—	—	—	(5,210)	—
Solo Growth	shares	—	3,265	(6,192)	6,192	—	—	3,265
LiveWell	shares	—	250	3,629	4,799	—	—	8,678
JWC	shares	10,591	2,124	(3,955)	—	—	—	8,760
Agripharm	royalty interest / repayable debenture	2,326	9,000	—	(400)	—	—	10,926
Radicle	repayable debenture	3,075	2,000	—	(3)	—	—	5,072
California Option	option	—	—	—	2,500	—	—	2,500
Good Leaf	shares	—	4,566	45	—	—	—	4,611
Good Leaf	warrants	—	912	—	9	—	—	921
PharmHouse	loan receivable	—	40,000	—	—	—	—	40,000
Headset	shares	—	4,085	8	—	—	—	4,093
Canapar	options	—	—	—	4,453	—	—	4,453
Other measured at FVTPL	various	3,923	4,102	578	(418)	—	—	8,185
Other measured at FVOCI	various	1,210	331	(1)	—	—	—	1,540

		$163,463	$195,525	$(30,743)	$65,310	$—	$(111,627)	$281,928

(i)

On July 12, 2018, the Company invested a further $4,890 in AusCann Group Holdings Ltd. (“AusCann”) through a private placement in exchange for 4,545,00 common shares and 2,272,500 options. The options are exercisable at AUD$ 1.465 for a term of 30 months. If the closing price of AusCann is AUD$ 2.25 or

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

greater for 10 consecutive trading days, the issuer has the right to force early exercise of the option. The consideration was allocated $3,975 to the shares and $915 to the warrants based on their fair value on the transaction date. Following this financing the Company’s ownership interest in AusCann is 11.13%.

(ii)

HydRx Farms Ltd. (“HydRx”) operates as Scientus Pharma Inc. In the quarter ended June 30, 2018, the Company completed a cashless exercise of the 1,860,680 warrants in exchange for 1,302,476 shares. At December 31, 2018 the Company holds 4,402,783 shares in HydRx which represents a 9.6% ownership interest.

(iii)

On April 2, 2018, the Company entered into a strategic agreement with LiveWell Foods Canada Inc. (“LiveWell”) and its subsidiary, Artiva Inc. (“Artiva”). LiveWell and Artiva are both Cannabis Act applicants. This strategic agreement represents an amendment to the original investment agreement that the parties entered into on November 22, 2017. Under the terms of the amended agreement, in exchange for strategic support services, the offering of financial support and a commitment to fund $250 of licensing expenses, Canopy Growth was issued 5,487,642 common shares and Canopy Rivers was issued 5,487,642 common shares of LiveWell, together representing 10% equity interest in LiveWell. The total fair value of this investment on initial recognition was $5,049 resulting in a gain of $4,799 which was unrecognized until June 20, 2018 when LiveWell became a publicly-traded company. At that time the gain was recognized in the statement of operations. An additional 5,487,642 common shares, representing an additional 5% equity interest, were placed in escrow and will be released to the Company on the achievement of certain licensing milestones. These shares are a contingent asset since their receipt is based on future events not wholly within the control of the Company.

LiveWell was provided with the option to draw on up to $20,000 of debt financing from Canopy Rivers subject to the completion of certain milestones. The financing offer was not accepted and has expired.

Artiva has agreed to sell the Company 20% of its production for a 20-year term upon receiving its license to sell cannabis. Canopy Rivers is entitled to a royalty of $0.075 for every gram of cannabis purchased from LiveWell and Artiva by the Company.

(iv)

On April 6, 2018, Canopy Rivers subscribed for 2,000,000 subscription receipts in James E. Wagner Cultivation ltd. (“JWC”) for $2,300 in connection with a brokered private placement financing undertaken by JWC. Each receipt entitled the Company to one common share in the capital of JWC and one-half of one common share purchase warrant. Each warrant entitled the Company to acquire one common share in the capital of JWC for $1.50 for a period of 24 months following a specified date. The offering closed April 27, 2018 and the subscription price was allocated $2,124 to the shares and $176 to the warrants. The Company’s ownership interest in JWC is 14.2%.

(v)

On June 28, 2018 Canopy Rivers acquired 55,300,000 common shares of Solo Growth Corporation (“Solo Growth”) through a private placement for $2,765. The shares are subject to a four month hold period. On December 18, 2018, Canopy Rivers acquired an additional 10,000,000 common shares for $500. The Company’s ownership interest in Solo Growth at December 31, 2018 is 9.7% of the issued and outstanding shares.

(vi)

On April 23, 2018, the Company invested $5,478 in Good Leaf, Inc. (“Good Leaf”) in exchange for 674,709 Series A-1 preferred shares and warrants to acquire 139,432 common shares. The warrants are exercisable at a price of $0.01 per share for a period of 7 years. Following the transaction, the Company’s ownership interest in Good Leaf is 8.8% on a fully diluted basis.

(vii)	In the nine-month period ended December 31, 2018, Canopy Rivers further advanced an additional $9,000 under the Agripharm repayable debenture.

(viii)	In the nine-month period ended December 31, 2018, Canopy Rivers further advanced an additional $2,000 under the Radicle repayable debenture.

(ix)

On December 21, 2018 Canopy Rivers acquired 1,500,000 Series A Convertible Preferred Shares in Headset Inc. (“Headset”) for $4,085 cash. Following the investment the Company’s ownership interest in Headset is 7.9% of the issued and outstanding shares.

(x)

The Company holds a warrant to purchase shares of SLANG Worldwide Inc. (“SLANG Warrant”). The SLANG Warrant allows the Company to acquire 31,669,945 shares of SLANG Worldwide Inc. for a total exercise price of one dollar. The triggering event is the date the growth, cultivation, production, sale, use and consumption of cannabis and cannabis-related products are permitted in the US for any and all purposes under all applicable federal laws (“SLANG Triggering Event”). The SLANG warrant expires the earlier of two years following the SLANG Triggering Event and December 15, 2023.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

Management has estimated the fair value of the SLANG Warrant at December 31, 2018 to be $20,000 using a Black-Scholes option pricing model, across a series of possible exercise dates. The fair value of the SLANG Warrant was calculated as the sum of the probability weighted option values across the range of these dates. Up to September 30, 2018 Management had estimated that this instrument had a nominal value.

(xi)

BC Tweed has entered into call/put option agreements with the Partner to acquire all of the limited partnership units of the limited partnerships which hold the greenhouses and related property. Since these options represent options to acquire the limited partnership units, the options will be accounted for as derivative financial instruments which will be recognized initially and subsequently at fair value through profit or loss. The fair value of these options is $nil as the exercise price of the option approximates the fair value of the limited partnership units.

17.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,	March 31,
	2018	2018
Trade payables	$39,272	$46,175
Accrued liabilities	176,340	43,396

Total accounts payable and accrued liabilities	$215,612	$89,571

The accounts payable and accrued liabilities balance of $215,612 (March 31, 2018 – $89,571) is comprised of amounts for property, plant and equipment of $98,043 (March 31, 2018 – $62,034), professional fees of $17,366 (March 31, 2018 – $7,391), excise taxes of $12,058 (March 31, 2018 – $nil), compensation related liabilities of $10,261 (March 31, 2018 – $5,747), marketing related liabilities of $11,426 (March 31, 2018 – $1,280), inventory purchase liabilities of $9,176 (March 31, 2018 – $nil), and other miscellaneous liabilities of $57,282 (March 31, 2018 – $13,119).

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

18.	LONG-TERM DEBT AND OTHER LONG-TERM LIABILITIES

(a)	Long-term debt

		December 31,	March 31,
	Maturity Date	2018	2018
Convertible senior notes at 4.25% interest with semi-annual interest payments	July 15, 2023

Principal amount		$600,000	$—
Accrued interest		13,668	—
Non-credit risk fair value adjustment (FVTPL)		26,730	—
Credit risk fair value adjustment (FVOCI)		62,520	—

		702,918	—

Mortgages payable with five-year terms and amortization periods of seven to twenty years bearing an annual interest rate of 4.5% to 5.3%	December 1, 2019 to November 1, 2021	$8,179	$6,514

Loan payables with terms from forty-two to eighty-seven months, bearing an annual interest rate between 1.23% and prime plus 3.0%	April 20, 2020 to June 30, 2025	6,385	—

Term loan at 10% interest with monthly repayment		—	1,564

Finance lease obligations		74,014	344

		791,496	8,422
Less: current portion		(18,447)	(1,557)

Long-term portion		$773,049	$6,865

Convertible senior notes

On June 20, 2018, the Company issued convertible senior notes (“the notes”) with an aggregate principal amount of $600,000. The notes bear interest at a rate of 4.25% per annum, payable semi-annually on January 15th and July 15th of each year commencing from January 15, 2019. The notes will mature on July 15, 2023. The notes are subordinated in right of payment to any existing and future senior indebtedness, including indebtedness under the revolving credit facility. The notes will rank senior in right of payment to any future subordinated borrowings. The notes are effectively junior to any secured indebtedness and the notes are structurally subordinated to all indebtedness and other liabilities of the Company’s subsidiaries.

Holders of the notes may convert the notes at their option at any time from January 15, 2023 to the maturity date. The notes will be convertible, at the holder’s option, at a conversion rate of 20.7577 common shares for every $1 principal amount of notes (equal to an initial conversion price of approximately $48.18 per common share), subject to adjustments in certain events. In addition, the holder has the right to exercise the conversion option from September 30, 2018 to January 15, 2023, if (i) the market price of the Company common shares for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day, (ii) during the 5 business day period after any consecutive 5 trading day period (the “measurement period”) in which the trading price per $1 principal amount of the notes for each trading day in the measurement period was less than 98% of the product of the last reported sales price of the Company’s common shares and the conversion rate on each such trading day, (iii) the notes are called for redemption or (iv) upon occurrence of certain corporate events (“Fundamental Change”). The Company may upon conversion by the holder, elect to settle in either cash, common shares, or a combination of cash and common shares, subject to certain circumstances. Under the terms of the indenture if a Fundamental Change occurs and a holder elects to convert its notes from and including on the date of the fundamental change up to, and including, the business day immediately prior to the fundamental change repurchase date, the Company may be required to increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional common shares (“Make Whole Fundamental Change”).

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The Company could not redeem the notes prior to July 20, 2021, except in the event of certain changes in Canadian tax law. On or after July 20, 2021, the Company could redeem for cash, subject to certain conditions, any or all of the notes, at its option, if the last reported sales price of the Company’s common shares for at least 20 trading days during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which the Company provides notice of redemption exceeds 130% of the conversion price on each applicable trading day. The Company may also redeem the notes, if certain tax laws related to Canadian withholding tax change subject to certain further conditions. The redemption of notes in either case shall be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

For accounting purposes, the Company has designated the notes at fair value through profit or loss (“FVTPL”). The equity conversion option was not separately classified as equity, since the Company has the ability to settle the option at fair value in cash, common shares or a combination of cash and common shares in certain circumstances. The Company does not separately account for the fair value of the equity conversion option as a derivative, as it has classified the entire notes as a liability accounted for at FVTPL. The notes were initially recognized at fair value on the balance sheet with all subsequent changes in fair value excluding the impact of the change in fair value related to Company’s own credit risk being recorded immediately in the statement of operations and changes in fair value related to the Company’s own credit risk through OCI. Transaction costs directly attributable to the issuance of the notes were immediately expensed in the statement of operations in the amount of $16,380.

The overall change in fair value of the notes during the three and nine months ended December 31, 2018 was a decrease of $198,306 and an increase $102,918 which included accrued contractual interest of $6,444 and $13,668.

On August 14, 2018 the Company entered into a subscription agreement with CBG Holdings LLC (“CBG”). In accordance with the indenture, the closing of this investment would result in a Fundamental Change which provides the note holders with the right to surrender all or any portion of their notes for conversion at any time from or after the date that is 30 scheduled trading days prior to anticipated effective date of the Fundamental Change. On September 18, 2018 the Company notified the note holders of this proposed Fundamental Change and, the notes are subject to conversion at any time from or after September 18, 2018 until the related fundamental change repurchase date. As a result of the proposed Fundamental Change the Company does not have the unconditional right to defer settlement of the liability and the convertible notes have been classified as current as of September 30, 2018. On November 1, 2018 this investment was completed (Note 19(a)(i)).

No note holders surrendered any portion of their notes as at the repurchase date of December 5, 2018 and no other redemption events have been triggered as of December 31, 2018 and the Company has therefore re-classified the convertible notes as non-current.

Term loans

The term loan was added to the existing lease agreement for the Toronto facilities and is held by a related party. On November 16, 2018 the Company purchased the leased facility and repaid the term loan.

Finance lease obligations

On October 24, 2018 the Company amended the terms of the lease agreements for the BC Tweed facilities in Delta and Aldergrove and the leases are now classified as finance leases. The Company has recognized the assets under finance lease and related of lease obligation of $73,000.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

(b)	Other long-term liabilities

	December 31, 2018	March 31, 2018
Acquisition consideration related liabilities	$125,694	$—
Minimum royalty obligations	27,587	—
Due to former shareholders of S&B	17,775	—
Put liability	9,600	61,150
Other	2,707	—

	183,363	61,150
Less: current portion	(61,357)	—

Long-term portion	$122,006	$61,150

19.	SHARE CAPITAL

(a) Authorized

An unlimited number of common shares.

(i)	Equity Raises

On November 1, 2018 the Company issued 104,500,000 common shares from treasury and two tranches of warrants to Constellation Brands, Inc. (“CBI”) in exchange for proceeds of $5,072,500. The first tranche warrants (“New Warrants”) will allow CBI to acquire 88.5 million additional shares of Canopy for a fixed price of $50.40 per share. The second tranche warrants (“Final Warrants”) allows the purchase of 51.3 million additional shares at a price equal to the 5-day volume weighted average price immediately prior to exercise. These warrants can only be exercised after the New Warrants have been exercised. The New Warrants are immediately vested upon closing of the share purchase agreement and the Final Warrants become exercisable once the New Warrants have been exercised. Both the New and Final Warrants expire on November 1, 2021.

The proceeds of the common share issuance were allocated to the common shares and New Warrants based on their relative fair values in the amount of $3,567,149 and $1,505,351, respectively. The fair value of the common shares was determined using the closing price on October 31, 2018, and the fair value of the warrants was determined using a Black-Scholes model. Share issuance costs of $8,509 were allocated to the common shares and $3,591 to the warrants. Since the Final Warrants will be issued for a price that is equal to the 5-day volume weighted average price immediately prior to exercise, they fail the ‘fixed for fixed’ criterion and will be classified as a derivative liability. Management has estimated that the value of this liability is nominal and no value was allocated to the Final Warrants.

Through a wholly owned subsidiary, Greenstar Canada Investment Limited Partnership, CBI currently owns approximately 18.9 million shares of the Company and warrants to acquire an additional 18.9 million shares a price of $12.9783 per common share (“Greenstar Warrants”). CBI also holds convertible senior notes of the Company with an aggregate principal amount of $200,000. Following the exercise of the Greenstar Warrants, the New Warrants and the Final Warrants and conversion of these notes, CBI would hold approximately 57% of the outstanding shares of Canopy, as adjusted for any potentially dilutive shares.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

(ii)	Acquisitions

During the nine months ended December 31, 2018 the Company issued the following shares as a result of business combinations that occurred in the current or prior periods:

	Notes	Number of Shares	Share Capital	Share Based Reserve
Issuance of shares for Annabis acquisition - net of share issue costs of $10	11(a)((viii)	50,735	$1,558	$—
Issuance of shares for DCL acquisition - net of share issue costs of $58	11(a)(i)	666,362	$24,644	$694
Issuance of shares for Spectrum Cannabis Colombia S.A.S. acquisition - net of share issue costs of $101	11(a)(ii)	1,193,237	$46,018	$—
Issuance of shares for CHI acquisition - net of share issue costs of $202	11(a)(ii)	3,076,941	$97,832	$—
Issuance of shares for Hiku acquisition - net of share issue costs of $250	11(a)(iv)	7,943,123	$543,616	$—
Shares released from escrow related to the Vert acquisition		88,469	$—	$—
Issuance of shares for ebbu acquisition - net of share issue costs of $250	11(a)(v)	5,275,005	$233,802	$29,880

Acquisition related share issuances for the nine months ended December 31, 2018		18,293,872	$947,470	$30,574

(iii)	Other

During the period ended December 31, 2018 the Company’s other share issuances were comprised of:

	Number of Shares	Share Capital	Share Based Reserve
Shares issued relating to milestone and performance conditions	1,292,707	$15,181	$(15,202)
Shares released from escrow	39,463	1,448	(1,460)
Shares issued in advance of meeting milestone and performance conditions	46,781	2,076	(2,076)
Shares issued relating to fixed and intangible asset acquisitions	61,492	2,251	—
Shares issued relating to royalty agreements	208,786	9,168	(2,864)
Shares issued for Newfoundland lease purchase option - net of share issue costs of $25	332,009	8,714	—
Shares issued to Canindica Capital Ltd	595,184	23,004	(23,004)
Shares issued on conversion of Hiku debenture	22,866	1,580	(949)

Other share issuances for the nine months ended December 31, 2018	2,599,288	$63,422	$(45,555)

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

(iv)	Warrants

	Number of whole warrants	Average exercise price	Warrant value
Balance outstanding at March 31, 2018	18,912,012	$12.96	$70,455

Issuance of warrants [1]	88,472,861	50.40	1,501,760
Replacement warrants granted through Hiku acquisition (Note 9(a)(iv))	920,452	41.28	30,611
Exercise of warrants	(454,378)	41.12	(12,809)
Expiry of warrants	(1)	3.80	—

Balance outstanding at December 31, 2018 [1]	107,850,946	$43.80	$1,590,017

[1]	This balance excludes Final Warrants, which represent a derivative liability and have nominal value, see note 19(a)(i).

(b) Omnibus plan

On September 15, 2017, shareholders approved an Omnibus Incentive Plan (“Omnibus Plan”) pursuant to which the Company is able to issue share-based long-term incentives. All directors, officers, employees and independent contractors of the Company are eligible to receive awards of common share purchase options (“Options”) restricted share units (“RSUs”), deferred share units (“DSUs”), stock appreciation rights (“Stock Appreciation Rights”), restricted stock (“Restricted Stock”), performance awards (“Performance Awards”) or other stock based awards (collectively, the “Awards”), under the Omnibus Plan. In addition, shareholders also approved the 2017 Employee Stock Purchase Plan of the Company (the “Purchase Plan”).

Under the Purchase Plan, the aggregate number of common shares that may be issued is 400,000, and the maximum number of common shares which may be issued in any one fiscal year shall not exceed 200,000.

Under the Omnibus Plan, the maximum number of shares issuable from treasury pursuant to Awards shall not exceed 15% of the total outstanding shares from time to time less the number of shares issuable pursuant to all other security-based compensation arrangements of the Company (being the existing employee stock option plan (“ESOP”) and the Purchase Plan). The maximum number of common shares reserved for Awards is 50,197,864 at December 31, 2018. As of December 31, 2018, the only Awards issued have been options under the ESOP and RSUs. No shares have been issued under the Purchase Plan as it has not yet been implemented.

The ESOP is administered by the Board of Directors of the Company who establishes exercise prices, at not less than the market price at the date of grant, and expiry dates. Options under the Plan generally remain exercisable in increments with 1/3 being exercisable on each of the first, second and third anniversaries from the date of grant, and have expiry dates set at six years from issuance. The Board of Directors has the discretion to amend general vesting provisions and the term of any award, subject to limits contained in the Plan.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The following is a summary of the changes in the Company’s ESOP options during the period:

	Options issued	Weighted average exercise price
Balance outstanding at March 31, 2018	17,245,835	$12.95

Options granted	2,595,000	40.51
Options exercised	(637,187)	8.00
Options forfeited/cancelled	(234,153)	21.00

Balance outstanding at June 30, 2018	18,969,495	$16.79

Options granted	5,942,000	50.45
Replacement options issued as a result of the CHI acquisitions	568,005	14.98
Replacement options issued as a result of the Hiku acquisition	291,629	10.64
Options exercised	(3,207,004)	6.48
Options forfeited/cancelled	(355,287)	27.06

Balance outstanding at September 30, 2018	22,208,838	$28.16

Options granted	10,539,052	37.66
Options exercised	(434,480)	8.83
Options forfeited/cancelled	(759,289)	40.57

Balance outstanding at December 31, 2018	31,554,121	$31.30

For the three and nine months ended December 31, 2018 the Company recorded $34,984 and $79,462, respectively, in share-based compensation expense related to options issued to both employees and consultants (for the three and nine months ended December 31, 2017 - $7,864 and $15,349 respectively). For the period ended December 31, 2018 compensation expense includes an amount related to 545,000 options being provided in exchange for services which are subject to performance conditions.

During the second quarter of fiscal 2019, the Company issued replacement options to employees in accordance with the CHI and Hiku acquisitions (Note 11(iii) and 11(iv), respectively). For the three- and nine-month period ended December 31, 2018 (December 31, 2017 - $nil) the Company recorded share-based compensation expense of $1,484 and $9,569, respectively related to these replacement options, of which $7,502 relates to an immediate share-based compensation expense recorded at the CHI acquisition date to reflect the accelerated vesting of certain CHI replacement options.

In determining the amount of share-based compensation related to options issued during the year, the Company used the Black-Scholes option pricing model to establish the fair value of options granted during the three months ended December 31, 2018 and 2017 on their measurement date by applying the following assumptions:

	December 31,	December 31,
	2018	2017
Risk-free interest rate	1.96%	1.61%
Expected life of options (years)	2-5	3-5
Expected annualized volatility	77%	64%
Expected forfeiture rate	12%	10%
Expected dividend yield	nil	nil
Black-Scholes value of each option	$21.56	$9.05

Volatility was estimated by using the historical volatility of the Company and other companies that the Company considers comparable that have trading and volatility history prior to the Company becoming public. Beginning the fourth quarter of Fiscal 2017, the Company began using its own historical volatility. The expected life in years represents the period of time that options granted are expected to be outstanding. The risk-free rate was based on the zero coupon Canada government bonds with a remaining term equal to the expected life of the options.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The Company recorded $3,194 and $16,053 in the three and nine months ended December 31, 2018 (three and nine months ended December 31, 2017 – $1,101 and $2,373) in share-based compensation expense related to the issuance of shares and options in Canopy Rivers to employees and consultants (refer to Note 13).

During the nine months ended December 31, 2018, 4,278,671 ESOP options were exercised ranging in price from $0.56 to $29.57 for gross proceeds of $28,728.

During the three and nine months ended December 31, 2018 the Company issued 7,300 and 101,821, respectively, RSUs to consultants and directors of the Company of which 52,871 vested immediately, 29,306 vest over 5 years, 19,644 vest over 1 year. For the three months and nine months ended December 31, 2018 the Company recorded $400 and $3,075 in share-based compensation expense related to these RSUs (three and nine months ended December 31, 2017 – $nil).

(c) Share-based compensation expense related to acquisition and asset purchase milestones

Share-based compensation expense related to acquisition milestones is comprised of:

		Compensation expense		Compensation expense
	Notes	December 31, 2018 (3 months)	December 31, 2017 (3 months)	December 31, 2018 (9 months)	December 31, 2017 (9 months)
Apollo / Bodystream		$1,481	$1,044	$5,568	$3,132
Spektrum Cannabis GmBH		35	87	168	259
Spot		65	149	273	204
Spectrum Denmark		880	4,738	9,259	4,737
BC Tweed		—	2,732	1,387	2,732
Vert Mirabel		84	164	1,100	164
Green Hemp		231	—	691	—
Intellectual property acquisition		157	—	739	—
Annabis	11(a)(viii)	192	—	542	—
DCL	11(a)(i)	3,957	—	6,405	—
Colombia	11(a)(ii)	9,845	—	19,262	—
Canindica	11(a)(ii)	6,643	—	36,001	—
ebbu	11(a)(v)	279	—	279	—

		$23,849	$8,914	$81,674	$11,228

At December 31, 2018 there were up to 6,457,889 shares to be issued on the completion of acquisition and asset purchase milestones. In certain cases, the number of shares to be issued is based on the volume weighted average share price at the time the milestones are met. The number of shares has been estimated assuming the milestones were met at December 31, 2018. The number of shares excludes shares to be issued on July 4, 2023 to the previous shareholders of Spectrum Colombia and Canindica based on the fair market value of Canopy LATAM on that date. The number of shares to be issued to the previous shareholders of Spectrum Colombia and Canindica excludes shares to be issued on July 4, 2023 based on the fair market value of Canopy LATAM on that date.

(d) Other share-based payments

The Company recorded share-based compensation of $nil ($nil and a gain of $14 for the three and nine month period ended December 31, 2017) for escrowed shares issued on the acquisition of MedCann Access that were related to employment.

The Company recorded expenses in the amount of $177 and $4,763 for the three and nine month period ended December 31, 2018 ($1,137 and $1,314 for the three and nine months ended December 31, 2017, respectively) related to shares provided in exchange for royalty and marketing services. The Company has determined that these services received are best measured by reference to the fair value of the equity granted as the services are rendered. These expenses have been allocated as either sales and marketing expenses or royalty expenses reflected in cost of sales, depending on the terms of the agreement.

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

20.	OTHER INCOME, NET

		Three months ended		Nine months ended
		December 31,	December 31,	December 31,	December 31,
	Notes	2018	2017	2018	2017
Fair value changes on financial assets classified as FVTPL	16	$36,457	$35,854	$65,310	$32,500
Loss on exchange of TerrAscend shares	15(vi)	(6,322)	—	(6,322)	—
Convertible debt issuance costs	18(a)	—	—	(16,380)	—
Fair value changes on financial liabilities designated as FVTPL	18(a)	185,796	—	(40,398)	—
Fair value changes on other liabilities	18(b)	(479)	—	(19,429)	—
Gain on warrant liability remeasurement	15(i)	—	—	720	—
Interest income		18,643	304	22,196	915
Interest (expense)		(1,025)	(186)	(1,374)	(643)
Gain/loss disposal of property, plant and equipment		272	(80)	(1,637)	(209)
Gain on disposal/acquisition of consolidated entity	11(a)(iii)	—	8,820	62,682	8,820
Other income (expense), net		1,889	(71)	(1,902)	(102)

Total other income, net		$235,231	$44,641	$63,466	$41,281

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

21.	EARNINGS PER SHARE

A computation of earnings (loss) per share and weighted average shares of the Company’s common stock outstanding for the three and nine months ended December 31, 2018 and 2017 is as follows:

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$67,582	$1,583	$(349,831)	$(8,809)
Numerator adjustments for diluted EPS
Income allocated to non-controlling interest	(1,105)	—	(1,212)	—
Removal of mark-to-market gain on convertible senior notes	(187,504)	—	—	—

Net income (loss) attributable to common stockholders for diluted EPS	$(121,027)	$1,583	$(351,043)	$(8,809)

Basic weighted average common shares outstanding	303,281,549	182,029,481	241,806,351	171,075,324
Denominator adjustments for diluted EPS
Assumed exercise of put liability	238,470	—	238,470	—
Assumed exercise of stock options	—	7,441,248	—	—
Assumed exercise of warrants	—	5,268,315	—	—
Assumed conversion of senior notes	12,454,620	—	—	—

Dilutive weighted average common shares outstanding	315,974,639	194,739,044	242,044,821	171,075,324

Earnings (loss) per share attributable to common stockholders
Basic	$0.22	$0.01	$(1.45)	$(0.05)
Diluted	$(0.38)	$0.01	$(1.45)	$(0.05)

For the three and nine months ended December 31, 2018 and 2017, the following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive or because milestones were not yet achieved for awards contingent on the achievement of licensing, operational, cultivation or sales milestones:

	Three months ended December 31,		Nine months ended December 31,
	2018	2017	2018	2017
Shares issuable upon settlement of Vert Mirabel put liability	0	—	0	—
Shares issuable upon vesting and exercise of stock options	31,555,057	1,607,500	19,229,357	14,350,455
Shares issuable upon exercise of warrants	107,850,946	—	107,850,946	5,268,315
Shares issuable upon conversion of convertible senior notes	—	—	12,454,620	—
Shares issuable upon achievement of certain milestones	12,195,574	6,701,652	12,195,574	6,701,652

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

22.	COMMITMENTS AND CONTINGENCIES

(a) In March 2015, a claim was commenced against Canopy Growth Corporation by the former CEO for $330 in specified damages for breach of contract and wrongful dismissal. The litigation process will continue into the foreseeable future unless settled. No amount has been recorded in the interim financial statements since the amount cannot be reliably measured at this point.

(b) Prior to its acquisition by the Company, Mettrum had initiated voluntary Type III recalls for products where trace amounts of an unauthorized pesticide was found to have been applied in certain Mettrum products. A Type III recall refers to a situation in which the use of, or exposure to, a product is not likely to cause any adverse health consequences. In March 2017, two separate class action lawsuits relating to the Mettrum recalls were initiated naming Mettrum Health Corp. as respondent.

The proposed action seeks damages for the proposed class of individuals who purchased the products affected by the recall. The Company and its insurers are contesting the litigation. The litigation process will continue into the foreseeable future before the class action suit is certified by the court and unless settled out of court. No amount has been recorded in the interim financial statements since the amount cannot be reliably measured at this point.

23.	SUPPLEMENTARY CASH FLOW INFORMATION

The changes in non-cash working capital items are as follows:

	For the nine months ended
	December 31, 2018	December 31, 2017
		(Restated - see note 3)
Amounts receivable	$(56,137)	$(3,388)
Prepaid expenses and other assets	(22,007)	(15,200)
Biological assets and inventory	(109,182)	(17,475)
Accounts payable and accrued liabilities	57,362	9,331
Deferred revenue	(845)	137
Other liabilities	1,262	(80)

Total	$(129,547)	$(26,675)

Non-cash transactions

Excluded from the December 31, 2018 interim statements of cash flows was a total of $98,568 in accounts payable and accrued liabilities as follows: $98,043 of property, plant and equipment and assets in process purchases and $525 of share issue costs. Included in the December 31, 2018 interim statements of cash flows is a total of $49,679 in accounts payable and accrued liabilities as follows: $49,627 of property, plant and equipment and assets in process purchases and $52 of share issue costs.

Excluded from the December 31, 2017 interim statements of cash flows was a total of $9,058 in accounts payable and accrued liabilities relating to property, plant and equipment and assets in process purchases. Included in the December 31, 2017 interim statements of cash flows was a total of $2,491 in accounts payable and accrued liabilities as follows: $2,338 of property, plant and equipment and assets in process purchases and $153 of share issue costs.

Cash and cash equivalents consist of the following:

	December 31, 2018	March 31, 2018
Cash	$2,014,590	$322,560
Short term investments	2,101,280

Total cash and cash equivalents	$4,115,870	$322,560

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

24.	FINANCIAL INSTRUMENTS

(a) Fair value of financial assets and liabilities that are measured at fair value on a recurring basis

The following table summarizes the valuation techniques and key inputs used in the fair value measurement of level 2 financial instruments:

Financial asset/financial liability	Valuation techniques	Key inputs
AusCann shares	Put option pricing model	Quoted prices in active market

AusCann options	Black-Scholes option pricing model	Quoted prices in active market

Convertible senior note	Convertible note pricing model	Quoted prices in over-the-counter broker market

JWC warrants	Black-Scholes option pricing model	Quoted prices in active market

Solo Growth shares	Put option pricing model	Quoted prices in active market

TerrAscend warrants	Black-Scholes option pricing model	Quoted prices in active market

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

The following table summarizes the valuation techniques and significant unobservable inputs in the fair value measurement of level 3 financial instruments

Financial asset/financial liability	Valuation techniques	Significant unobservable inputs	Relationship of unobservable inputs to fair value
Agripharm warrant	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

Agripharm royalty interest and repayable debenture	Discounted cash flow	Discount rate	Increase or decrease in discount rate will result in a decrease or increase in fair value

		Future royalties	Increase in future royalties to be paid will result in an increase in fair value

BC Tweed and Vert Mirabel put liability	Discounted cash flow	Discount rate	Increase or decrease in discount rate will result in a decrease or increase in fair value

		Future wholesale price and production levels	Increase in future wholesale price and production levels will result in an increase in fair value

BC Tweed call option	Market approach	Appraised value of property	Increase or decrease in value will result in a increase or decrease in fair value

California Option	Discounted cash flow	Probability and timing of US legalization	Increase or decrease in probability of US legalization will result in an increase or decrease in fair value

CanapaR call option	Black-Scholes option pricing model	Share price	Increase or decrease in value will result in a increase or decrease in fair value

Civilized shares	Market approach	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

Civilized warrants	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

Good Leaf shares	Market approach	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

Good Leaf warrants	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

Headset shares	Market approach	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

HydRx shares	Market approach	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

JWC royalty interest	Discounted cash flow	Discount rate	Increase or decrease in discount rate will result in a decrease or increase in fair value

		Future royalties	Increase in future royalties to be paid will result in an increase in fair value

Radicle repayable debenture	Discounted cash flow	Discount rate	Increase or decrease in discount rate will result in a decrease or increase in fair value

SLANG Warrant	Black-Scholes option pricing model	Share price	Increase or decrease in share price will result in an increase or decrease in fair value

		Probability and timing of US legalization	Increase or decrease in probability of US legalization will result in an increase or decrease in fair value

TerrAscend Exchangeable Shares	Put option pricing model	Probability and timing of US legalization	Increase or decrease in probability of US legalization will result in an increase or decrease in fair value

CANOPY GROWTH CORPORATION

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Expressed in CDN $000’s except share amounts)

During the nine month period ended December 31, 2018, there were no transfers of amounts between levels.

(b) Fair value of financial assets and liabilities that are not measured at fair value but fair value disclosures are required

The carrying values of cash, cash equivalents, accounts receivable and restricted investments and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity. The carrying value of mortgage payables approximates their fair value.

25.	SEGMENTED INFORMATION

The Company operates in two segments. 1) Cannabis operations, which encompasses the production, distribution and sale of both medical and recreational cannabis and 2) Canopy Rivers, through which the Company provides growth capital and strategic support in the global cannabis sector, where federally lawful. Financial information for Canopy Rivers is included in Note 13.

All property, plant and equipment and intangible assets are located in Canada, except for $70,604 which is located outside of Canada.

All revenues were principally generated in Canada during the three and nine months ended December 31, 2018, except for $6,089 and $11,699, respectively, related to exported medical cannabis generated outside of Canada (three and nine months ended December 31, 2017 - $994 and $1,404, respectively).

26.	CAPITAL MANAGEMENT

As at December 31, 2018 total managed capital was comprised of shareholders’ equity and debt of $8,215,174 (March 31, 2018 - $1,251,660).

As described in Note 19, on November 1, 2018 the Company issued shares and warrants to CBI for cash consideration of $5,072,500 to fund domestic and international expansion and emerging opportunities including research, production, distribution and sale of hemp as well as innovation investments.

The Company is subject to externally imposed restrictions related to covenants on its mortgages payable.

27.	SUBSEQUENT EVENT

On February 4, 2019, Canopy Rivers announced that it had entered into an agreement with CIBCapital Markets (“CIBC”) and Eight Capital (together with CIBC, the “Joint Bookrunners”), under which the Joint Bookrunners have agreed to purchase, together with a syndicate of underwriters (the “Underwriters”), 11,500,000 subordinated voting shares of Canopy Rivers (the “Subordinated Voting Shares”) on a “bought deal” basis at a price of $4.80 per Subordinated Voting Share (the “Issue Price”) for gross proceeds of approximately $55,000 (the “Bought Deal”).

Concurrent with the Bought Deal, Canopy Growth, will purchase a minimum of 6,250,000 Subordinated Voting Shares on a private placement basis, at a price per Subordinated Voting Share equal to the Issue Price (the “Private Placement” and together with the Bought Deal, the “Offering”) for additional gross proceeds of a minimum of approximately $30,000. Canopy Growth currently owns approximately 26.5% of the issued and outstanding shares of Canopy Rivers on a non-diluted basis and has elected to subscribe under the Private Placement for more than its pro rata participation right. Following completion of the Offering (prior to giving effect to an over-allotment options granted to the Underwriters), Canopy Growth’s ownership interest in Canopy Rivers will increase to approximately 27.3% of the issued and outstanding shares of Canopy Rivers on a non-diluted basis. The combined gross proceeds to Canopy Rivers under the Offering will be a minimum of approximately $85,000 and is expected to close on or about February 27, 2019.